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                                                                    Exhibit 10.1

                                                                  CONFORMED COPY

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                              ACQUISITION AGREEMENT

                                     between

                             NA HOLDING CORPORATION

                                       AND

                                     NFC PLC

                         Dated as of September 14, 1999

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

                                TABLE OF CONTENTS

Articles                                                                    Page

ARTICLE I

      Sale and Purchase of the Target Stock and the Canada Assets,
      Subscription and Issuance of the U.K. Shares.............................2
             1.1.      Sale and Purchase of the Target Stock and the
             Canada Assets, Subscription and Issuance of the U.K. Shares.......2
             1.2.      Closing.................................................4
             1.3.      Cash Purchase Price Adjustment.  .......................5
             1.4.      Ancillary Agreements, Transfer Documents and Other
             Actions...........................................................8

ARTICLE II
      Representations and Warranties of the Seller.............................9
             2.1.      Authorization, etc......................................9
             2.2.      Corporate Status.......................................11
             2.3.      Title to Shares, Capitalization, etc...................12
             2.4.      No Conflicts, etc......................................13
             2.5.      Investments............................................14
             2.6.      Financial Statements...................................14
             2.7.      Undisclosed Liabilities, etc...........................17
             2.8.      Absence of Changes.....................................18
             2.9.      Tax Matters............................................21
             2.10.     Assets.................................................23
             2.11.     Real Property..........................................23
             2.12.     Contracts..............................................26
             2.13.     Intellectual Property..................................27
             2.14.     Insurance..............................................32
             2.15.     Litigation.............................................32
             2.16.     Compliance with Laws and Instruments; Permits;
             Consents.........................................................33
             2.17.     Environmental Matters..................................38
             2.18.     Affiliate Transactions.................................41
             2.19.     Employees, Labor Matters, etc..........................41
             2.20.     U.S. Employee Benefit Plans; ERISA.....................42
             2.21.     Non-U.S. Plans.........................................45
             2.22.     UK Pension Scheme......................................45
             2.23.     [Intentionally Omitted]................................49
             2.24.     Customers; Agents; Authorized Representatives..........49
             2.25.     Bank Accounts..........................................50
             2.26.     Brokers, Finders, etc..................................51
             2.27.     Disclosure.............................................51
             2.28.     Acquisition for Investment.............................51
             2.29.     Seller Actions.........................................51
             2.30.     No Additional Representations..........................52
             2.31.     Seller Disclosure Letter...............................52

ARTICLE III
      Representations and Warranties of the Buyer.............................53
             3.1.      Corporate Status; Authorization, etc...................53
             3.2.      Capitalization, etc....................................54
             3.3.      Buyer Financial Statements.............................56
             3.4.      No Conflicts, etc......................................56
             3.5.      Undisclosed Liabilities, etc...........................57
             3.6.      Litigation.............................................58
             3.7.      Affiliate Transactions.................................58
             3.8.      Absence of Changes.....................................59
             3.9.      Tax Matters............................................59
             3.10.     Assets.................................................59
             3.11.     Brokers, Finders, etc..................................59
             3.12.     Purchase for Investment................................60
             3.13.     Availability of Funds..................................60
             3.14.     Year 2000..............................................60
             3.15.     Buyer Disclosure Letter................................61

ARTICLE IV
      Covenants of the Seller.................................................62
             4.1.      Conduct of the Moving Business.........................62
             4.2.      No Solicitation........................................66
             4.3.      Access and Information.................................67
             4.4.      Monthly Financial Information..........................68
             4.5.      Public Announcements...................................69
             4.6.      Further Actions........................................69
             4.7.      Further Assurances.....................................71
             4.8.      Stockholder Vote; Circular.............................71
             4.9.      Non-Compete............................................72
             4.10.     June 1999 Financial Statements.........................78
             4.11.     Seller Accountants.....................................78
             4.12.     Trademark Assignments..................................78
             4.13.     Insurance..............................................79
             4.14.     European and Asia Pacific Subsidiaries.................81
             4.15.     U.K. Property Agreement................................81
             4.16.     Settlement of Intercompany Indebtedness................81

ARTICLE V
      Covenants of the Buyer..................................................82
             5.1.      Public Announcements...................................82
             5.2.      Further Actions........................................82
             5.3.      Guarantees, Joint Obligations..........................83
             5.4.      Conduct of Buyer's Business............................84
             5.5.      Monthly Financial Information..........................85
             5.6.      Non-Solicitation.......................................85
             5.7.      Access and Information.................................85
             5.8.      Buyer Financing........................................86
             5.9.      Post-Closing Access to Company Group...................86
             5.10.     Non-Solicitation As To Moving Business.................86


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ARTICLE VI
      Covenants of the Buyer and the Seller...................................87
             6.1.      Transitional Arrangements..............................87
             6.2.      Right to Use Certain Marks; Name Changes...............87
             6.3.      Confidentiality........................................88
             6.4.      [Intentionally Omitted.]...............................92
             6.5.      Notice of Developments.................................92
             6.6.      Employee Matters.......................................93
             6.7.      Check the Box Elections................................95
             6.8.      Preferred Stock........................................95
             6.9.      U.K. Property Agreement Consents.......................96

ARTICLE VII
      Conditions to Obligations of Each Party.................................97
             7.1.      No Injunction, etc.....................................97
             7.2.      Antitrust Notifications................................97
             7.3.      Insurance Department Approvals.........................98

ARTICLE VIII
      Conditions to Obligations of the Buyer..................................98
             8.1.      Representations, Performance...........................98
             8.2.      Consents...............................................99
             8.3.      Resignation of Directors...............................99
             8.4.      FIRPTA Certificate.....................................99
             8.5.      No Material Adverse Effect.............................99
             8.6.      Transaction Agreements.................................99
             8.7.      Opinion of Counsel.....................................99
             8.8.      Financing.............................................100
             8.9.      Certain Financial Statements..........................100
             8.10.     Check the Box Elections...............................100
             8.11.     U.K. Property Agreement...............................100
             8.12.     Termination of Intercompany Insurance.................100

ARTICLE IX
      Conditions to Obligations of the Seller................................100
             9.1.      Representations, Performance, etc.....................101
             9.2.      No Buyer Material Adverse Effect......................101
             9.3.      Opinion of Counsel....................................101
             9.4.      Transaction Agreements................................102

ARTICLE X
      Termination............................................................102
             10.1.     Termination...........................................102
             10.2.     Effect of Termination.................................103

ARTICLE XI
      Indemnification........................................................105
             11.1.     Indemnification by the Seller.........................105
             11.2.     Indemnification by the Buyer..........................107
             11.3.     Payment Adjustments, etc..............................108
             11.4.     Indemnification Procedures............................108


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             11.5.     Survival of Representations and Warranties, etc.......111
             11.6.     Limitations on Indemnification........................111
             11.7.     Exclusive Remedy......................................111
             11.8.     Entities Making Payments..............................112

ARTICLE XII
      Definitions............................................................112
             12.1.     Terms Generally.......................................112
             12.2.     Certain Terms.........................................113

ARTICLE XIII
      Miscellaneous..........................................................136
             13.1.     Expenses..............................................136
             13.2.     Notices...............................................137
             13.3.     Governing Law, etc....................................138
             13.4.     Binding Effect; Sale of Logistics Business of
             the Seller......................................................140
             13.5.     Assignment............................................140
             13.6.     No Third Party Beneficiaries..........................140
             13.7.     Amendment; Waivers, etc...............................141
             13.8.     Entire Agreement......................................141
             13.9.     Severability..........................................142
             13.10.    Headings..............................................142
             13.11.    Counterparts..........................................142
             13.12.    Waiver of Jury Trial..................................142


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Exhibits

Exhibit A    Form of Certificate of Designation for Junior Exchangeable
             Preferred Stock

Exhibit B    Form of Common Stock Purchase Warrant

Exhibit C    Form of Transition Services Agreement

Exhibit D    Form of Amendment No. 1 to Registration and Participation Agreement

Exhibit E    Tax Matters Agreement

Exhibit F    Form of NFC Letter Agreement

Exhibit G    Legal Opinions to be delivered by Counsel to the Seller

Exhibit H    Legal Opinions to be delivered by Counsel to the Buyer

Exhibit I Pensions Agreement and Actuary's Letter for NFC Retirement Plan and Supplementary Pension Scheme

Exhibit J    U.K. Property Agreement

Annexes

Annex A      Selling Subsidiaries

Annex B      Target Subsidiaries

Annex C-1    Transfers of Target Stock

Annex C-2    Subsidiaries of Target Subsidiaries

Annex C-3    Subsidiaries to be Transferred to NFC International Holdings
             (Netherlands II) BV

Annex D      Allocation of Purchase Price

Annex E-1    Audited Financial Statements - September 30, 1998

Annex E-2    Unaudited Financial Statements - March 31, 1999

Annex F      E&Y Engagement Letters

Annex G      Pro Forma Statement of Purchase Price Adjustment

Annex H      Pre-Sale Reorganization and Disposal Steps for U.K. Restructuring


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                              ACQUISITION AGREEMENT

      ACQUISITION AGREEMENT, dated as of September 14, 1999, between NA HOLDING CORPORATION, a Delaware corporation (the "Buyer"), and NFC plc, a company organized under the laws of England and Wales (the "Seller").

                              W I T N E S S E T H :

      WHEREAS, Seller and certain of its Subsidiaries are engaged in the Moving Business (all capitalized terms in this Agreement having the meanings specified in Article XII);

      WHEREAS, (i) the Subsidiaries of Seller listed on Annex A hereto (each a "Selling Subsidiary") own (or will own before the Closing) that percentage of the outstanding shares of capital stock (the "Target Stock") of the Subsidiaries of Seller listed on Annex B hereto (the "Target Subsidiaries"), (ii) the Seller indirectly owns all of the outstanding shares of capital stock of Pickfords Ltd., a company organized under the laws of England and Wales (the "Target U.K. Subsidiary" and also a "Target Subsidiary") and (iii) NFC Canada Ltd. (the "Selling Canada Subsidiary" and also a "Selling Subsidiary") owns all of the assets (the "Canada Assets") used or held for use in connection with the Moving Business as conducted in Canada;

      WHEREAS, the Target U.K. Subsidiary will, upon subscription of $194 million by the Buyer or one or more Subsidiaries of the Buyer (such Subsidiaries, the "Buying Subsidiaries" and, together with the Buyer, the "Buying Group"), issue to the Buyer or one or more Buying Subsidiaries such number of ordinary shares of its common stock (which shall not be less than 100 million shares), par value (pound)1.00 per share (the "U.K. Shares"), as shall be agreed between the Buyer and the Seller having regard to the U.S.$/(pound)U.K. exchange rate at the Closing;

      WHEREAS, the Seller and the Selling Subsidiaries wish to sell the Target Stock and the Canada Assets and the Target U.K. Subsidiary wishes to issue the U.K. Shares to the Buyer or a Buying Subsidiary and the Buying Group is willing to purchase the Target Stock and the Canada Assets and to subscribe for the U.K. Shares;

      WHEREAS, the Board of Directors of the Seller has approved the acquisition of the Target Stock and the Canada Assets by, and the issuance of the U.K. Shares to, the Buying Group (the "Acquisition"); and

      WHEREAS, the Board of Directors of the Seller has determined that the Acquisition is in the best interests of, the Seller and the stockholders of the Seller, approved the Acquisition and, if required by applicable Law or stock exchange regulation, will recommend the approval of the Acquisition and approval and adoption of this Agreement by the stockholders of the Seller;

      NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                    ARTICLE I

          Sale and Purchase of the Target Stock and the Canada Assets,
                  Subscription and Issuance of the U.K. Shares

      1.1. Sale and Purchase of the Target Stock and the Canada Assets, Subscription and Issuance of the U.K. Shares. Upon and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"):

      (a) the Seller will, or will cause the respective Selling Subsidiaries to, transfer and sell or, with respect to any director's qualifying or nominal shares, shall procure the

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transfer and sale of, and the Buyer will, or will cause one or more Buying
Subsidiaries to, purchase and acquire, the Target Stock as set forth in Annex C-1 hereto;

      (b) the Seller will cause the Target U.K. Subsidiary to issue, and the Buyer will cause a Buying Subsidiary to subscribe for the U.K. Shares;

      (c) the Seller will cause the Selling Canada Subsidiary to sell, convey, assign, deliver and transfer, and the Buyer will cause a Buying Subsidiary to purchase, all right, title and interest of the Selling Canada Subsidiary in the Canada Assets, and the Buyer will cause such Buying Subsidiary to assume and agree to pay, perform, honor and discharge the Canada Liabilities;

      (d) the Buyer shall issue and the Buying Group shall deliver to the Seller or one of its Affiliates a certificate (the "Common Stock Certificate") representing 174,961 newly issued shares (the "Common Shares") of common stock, $0.01 par value per share, of the Buyer (the "Buyer Common Stock");

      (e) the Buyer shall file the Certificate of Designation, substantially in the form of Exhibit A attached hereto, for the Junior Exchangeable Preferred Stock, $0.01 par value per share (the "Junior Preferred Stock") of the Buyer with the Secretary of State of the State of Delaware, and upon receipt of confirmation of the effectiveness of such filing, shall issue and the Buying Group shall deliver to the Seller or one of its Affiliates a certificate (the "Junior Preferred Stock Certificate") representing 24,500 shares (the "Preferred Shares") of Junior Preferred Stock;

      (f) the Buyer shall execute and the Buying Group shall deliver to the Seller or one of its Affiliates a Common Stock Purchase Warrant (the "Warrant") to purchase 87,480 shares of Buyer Common Stock at an exercise price of $400 per share, substantially in the form attached hereto as Exhibit B; and

      (g) the Buying Group will pay to the Selling Subsidiaries and the Target U.K. Subsidiary an aggregate purchase price of $400,000,000 (the "Cash Purchase Price"), payable in cash in immediately available funds at the Closing in the manner set forth in Annex C-1 and Section 1.2.

      1.2. Closing. The Closing will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, at 10:00 A.M., New York City time, on October 29, 1999, provided that all of the conditions set forth in Articles VII, VIII and IX have been satisfied or waived and, in the event such conditions have not been satisfied or waived as of such date, then on the business day following the satisfaction or waiver of all such conditions (the date on which the Closing occurs, the "Closing Date").

      (a) Deliveries by the Seller. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall (and the Seller shall cause each other member of the Selling Group to) deliver, or cause to be delivered, to the Buying Group: (i) all documents, certificates and agreements necessary to transfer to the Buyer or a Buying Subsidiary good and marketable title to the Target Stock, the U.K. Shares and the Canada Assets (the "Transfer Documents") and all other Ancillary Agreements executed by the respective members of the Selling Group that are party thereto; (ii) free and clear of any Liens, one or more certificates, representing the Target Stock and the U.K. Shares or other instruments of transfer for such Target Stock and the U.K. Shares, each duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, as contemplated hereby; and (iii) all other agreements, documents, instruments and writings required to be delivered by the Seller to the Buyer at or prior to the Closing pursuant to Article VIII.

      (b) Deliveries by the Buyer. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall (and shall cause each other member of the Buying Group to) deliver, or cause to be delivered, to the Selling Group or an Affiliate of the Seller: (i) such Transfer Documents and all other Ancillary Agreements as shall be required to be executed by the respective members of the Buying Group; (ii) the Cash Purchase Price by a wire transfer of immediately available funds to the previously designated account(s) of the Selling Subsidiaries in accordance with Annex C-1; (iii) free and clear of any Liens, the Common Stock Certificate and the Preferred Stock Certificate, each duly registered in the name of the Seller or an Affiliate of the Seller; (iv) free and clear of any Liens, the Warrant; and (v) all other agreements, documents, instruments and writings required to be delivered by the Buyer to the Seller at or prior to the Closing pursuant to Article IX.

      (c) Allocation of Purchase Price. At the Closing, the Buyer will pay and deliver, or cause a member of the Buying Group to pay and deliver, the Cash Purchase Price, the Common Stock Certificate, the Junior Preferred Stock Certificate and the Warrant, in the manner set forth in Annex C-1 hereto, to the Selling Subsidiaries. Except to the extent required by Law, the Buyer and the Seller agree to file Tax Returns with respect to the purchase and sale of the Target Stock and the Canada Assets and the subscription for the U.K. Shares in accordance with the allocation set forth in Annex D hereto.

      (d) Excluded Liabilities. Notwithstanding any provision hereof or any exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not, directly or indirectly through a Buying Subsidiary, assume any Excluded Canada Liabilities.

      1.3. Cash Purchase Price Adjustment. (a) Delivery and Review of Closing Balance Sheet. As promptly as practicable, but no later than 75 days after the Closing

Date, the Seller will cause to be prepared and delivered to the Buyer (i) the Closing Balance Sheet, accompanied by the auditors' report thereon from the Seller Accountants and (ii) a certificate of the Seller, setting forth the Closing Controllable Net Assets, together with supporting calculations in reasonable detail (the "Adjustment Certificate"). The Closing Balance Sheet shall be prepared in accordance with United Kingdom generally accepted accounting principles ("U.K. GAAP") and, except for the application of Financial Reporting Standards ("FRS") 10 and 12, in a manner that is consistent with the September 1998 Balance Sheet. The Buyer shall have 45 days from the date on which the Closing Balance Sheet and the Adjustment Certificate are delivered to it to review such documents (the "Review Period"). The Buyer and its accountants shall be provided with reasonable access during normal business hours to the audit working papers of the Seller Accountants in connection with such review. If the Buyer disagrees in any respect with any item or amount shown or reflected in the Closing Balance Sheet or the Adjustment Certificate or with the calculation of the Closing Controllable Net Assets, the Buyer may, on or prior to the last day of the Review Period, deliver a notice to the Seller setting forth, in reasonable detail, each disputed item or amount and the basis for the Buyer's disagreement therewith (the "Dispute Notice"). If no Dispute Notice is received by the Seller on or prior to the last day of the Review Period, the Closing Balance Sheet and the Adjustment Certificate shall be deemed accepted by the Buyer. Any items not identified in the Dispute Notice will be deemed accepted by the Buyer and the Seller and, notwithstanding the review of the matters set forth in the Dispute Notice by the Accountant as set forth in
Section 1.3(b) below, shall be deemed part of the Closing Balance Sheet. The Buyer's rights to indemnification pursuant to Section 11.1 (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the Buyer's rights to a full purchase price adjustment pursuant to this Section 1.3.


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

      (b) The Accountant. If the matters identified in the Dispute Notice have not been resolved by the mutual agreement of the parties, then within 15 days after the Seller's receipt of a Dispute Notice, the Buyer and the Seller shall jointly contact the U.K. office of Arthur Andersen LLP (the "Accountant") and shall retain the Accountant to resolve the issues set forth in the Dispute Notice. The Accountant shall conduct such review of the Closing Balance Sheet, any related work papers of the Seller Accountants, the Adjustment Certificate and the Dispute Notice, and any supporting documentation as the Accountant in its sole discretion deems necessary, provided that each of the Buyer and the Seller shall be limited to one written summary of its respective position as to the items contained in the Dispute Notice. Notwithstanding the foregoing, the Accountant's review of the Closing Balance Sheet shall be limited to the matters set forth in the Dispute Notice and the Accountant shall make its determination in a manner consistent with this Agreement.

      (c) The Adjustment Report. The Accountant shall, as promptly as practicable and in no event later than 45 days following the date of its retention, deliver to the Buyer and the Seller a report (the "Adjustment Report"), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Balance Sheet in order for it to comply with this Section 1.3, and shall determine the appropriate Closing Controllable Net Assets on that basis. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Balance Sheet, the Adjustment Certificate and the Closing Controllable Net Assets, together with supporting calculations. The Seller shall pay one-half, and the Buyer shall pay one-half, of the fees and expenses of the Accountant incurred in connection with the matters referred to in this Section 1.3. The Adjustment Report shall be final and binding upon the Buyer and the Seller, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq.

      (d) Adjustment and Payment. Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Cash Purchase Price shall be reduced by the amount, if any, by which the Closing Controllable Net Assets is less than (pound) 92,400,000, or increased by the amount, if any, by which the Closing Controllable Net Assets is greater than (pound) 92,400,000. Any adjustment to the Cash Purchase Price pursuant to this
Section 1.3 shall be paid by the Buyer or the Seller, as the case may be, on the fifth business day following the end of the Review Period (if a timely Dispute Notice is not delivered), or five business days after the date on which the Adjustment Report has been received by the Seller and the Buyer (if a timely Dispute Notice is delivered). Any such payment shall be made by wire transfer of immediately available funds to the account or accounts of the Seller or the Buyer, as the case may be, such account or accounts designated in accordance with the notice provisions of Section 13.2 at least two business days prior to the date on which such payment is scheduled to be made and shall be increased by interest from the Closing Date to and including the date of payment calculated at 1% plus The Chase Manhattan Bank prime rate. Any purchase price adjustment paid in accordance with this Section 1.3 shall result in a corresponding adjustment to the allocation set forth on Annex D.

      1.4. Ancillary Agreements, Transfer Documents and Other Actions. Subject to the terms and conditions hereof, the Seller will, and will cause the respective Selling Subsidiaries and the Target U.K. Subsidiary to, and the Buyer will, and will cause the respective Buying Subsidiaries to, enter into the Ancillary Agreements and such other documents, including the Transfer Documents, providing for the sale, transfer, issuance, assignment or other direct or indirect conveyance of the Target Stock, the U.K. Shares and the Canada Assets as may be required to satisfy the requirements of applicable Laws and carry out the formalities and proceedings as may be required in the relevant jurisdictions in order to give effect to the purposes and intents of this Agreement and to consummate the transactions contemplated hereby.

                                   ARTICLE II

                  Representations and Warranties of the Seller

      The Seller represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date:

      2.1. Authorization, etc. (a) Seller. Subject to approval, if necessary, by the stockholders of the Seller in accordance with the rules, published from time to time, of the London Stock Exchange Limited, the Seller has full corporate power and corporate authority to execute and deliver this Agreement and, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Seller's obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Seller and, except for the approval of the transactions hereunder by the stockholders of the Seller in accordance with the rules, published from time to time of the London Stock Exchange Limited, no other corporate proceedings on the part of the Seller are necessary. The Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      (b) Selling Group. Each member of the Selling Group that is to be a party to a Transaction Agreement has full corporate power and corporate authority to execute and deliver the Transaction Agreement to which such member shall be a party, to perform such member's obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which such member shall be a party, the performance of such member's obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action of such member. Each such member of the Selling Group on the Closing Date will have duly executed and delivered each Transaction Agreement to which such member shall be a party. Each Transaction Agreement when so executed and delivered will constitute the legal, valid and binding obligation of each such member of the Selling Group party thereto, enforceable against each such member party thereto in accordance with its respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      (c) Target U.K. Subsidiary. The Target U.K. Subsidiary has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and the acquisition of certain assets in connection with the Restructuring Transactions.

      (d) Insurance Subsidiaries. Section 2.1(d) of the Seller Disclosure Letter lists the name and domiciliary jurisdiction of each member of the Company Group that is licensed to write insurance in any jurisdiction (the "Insurance Subsidiaries").

      2.2. Corporate Status. (a) Organization. The Seller and each of the Target Subsidiaries and the Selling Subsidiaries is a corporation duly organized, validly existing and, with respect to U.S. corporate entities, in good standing under the laws of its respective jurisdiction of incorporation. Each of the Selling Subsidiaries and the Company Group have all requisite corporate power and corporate authority to own or lease its properties and to conduct its business as currently being conducted.

      (b) Qualification. Except as set forth in Section 2.2(b) of the Seller Disclosure Letter, each member of the Company Group is duly qualified or licensed and, with respect to U.S. corporate entities, in good standing to do business in each of the jurisdictions specified in Section 2.2(b) of the Seller Disclosure Letter, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, other than where the failure to obtain such qualification or licensing, individually and in the aggregate, has not had or resulted in a Material Adverse Effect.

      (c) Organizational Documents. The Seller has delivered or made available to the Buyer complete and correct copies of the Organizational Documents and minute books of each member of the Company Group, as amended, modified or waived through and in effect on the date hereof. Each of the Organizational Documents of each member of the Company Group is in full force and effect. No member of the Company Group is in violation of any of the provisions of its Organizational Documents.

      (d) Subsidiaries of Target Subsidiaries. Annex C-2 sets forth a complete and correct list, by Target Subsidiary, of all Subsidiaries of the Target Subsidiaries, along with an indication of such Subsidiary's jurisdiction of organization.

      2.3. Title to Shares, Capitalization, etc. (a) Title. Except as set forth in Section 2.3(a) of the Seller Disclosure Letter, the Seller owns, directly or indirectly, beneficially and of record, the Target Stock, free and clear of any Liens. Upon the delivery of and payment for the Target Stock at the Closing as provided for in this Agreement and the Transfer Documents and except as set forth in Section 2.3(a) of the Seller Disclosure Letter, the Buyer will acquire, directly or indirectly through the Buying Subsidiaries, good and valid title to 100% of the outstanding shares of the capital stock of each member of the Company Group, free and clear of any Liens other than any Lien created by the Buyer. Upon payment by the applicable member of the Buying Group of the subscription price for the U.K. Shares, the U.K. Shares shall be duly authorized, validly issued and fully paid. There are no issued and outstanding shares of capital stock of the Target Subsidiaries other than (x) the Target Stock, (y) in the case of Allied Arthur Pierre NV (six shares held by Menkes Movers NV), Allied Arthur Pierre SA (one share held by Menkes Movers NV), Arthur Pierre SA (one share held by each of NFC International Holdings (Belgium) NV, NFC Investments (Netherlands) BV, Herwin Custers, Ludo de Laey and Michael Mason), Allied Pickfords LLC (UAE) (51% of capital stock held by AM A. Jasem), NFC New Zealand Limited (one share held by Graham Sutcliffe), Allied Pickfords Limited (NZ) (one share held by Graham Sutcliffe), Trans International Moving & Shipping (NZ) 1992 Limited (one share held by Graham Sutcliffe) and A.L. Movers Private Limited (55% of capital stock held by Lemuir Packers Private Limited), and (z) in the case of Target U.K. Subsidiary, two (2) shares of its capital stock which are owned by Realcause Limited (a company organized under the laws of England and Wales).

      (b) Authorized Capital Stock of the Company Group. Section 2.3(b) of the Seller Disclosure Letter sets forth a complete and correct list of the authorized capital stock of each member of the Company Group and the number of shares that are issued and outstanding. All outstanding shares of the capital stock of each member of the Company Group have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly by the Selling Subsidiaries or the Target Subsidiaries, as the case may be, listed on
Section 2.3(b) of the Seller Disclosure Letter (except as may be provided in the Illinois Insurance Code), free and clear of all Liens.

      (c) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of any member of the Company Group. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the Selling Group or the Company Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of any member of the Company Group, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any member of the Selling Group or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any member of the Company Group.

      2.4. No Conflicts, etc. Except as set forth in Section 2.4 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Agreements by each member of the Selling Group party thereto, and the consummation of the transactions contemplated hereby and thereby, do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) other than Permitted Liens upon any of the properties or assets of any member of the Selling Group or the Company Group under, (a) any Law applicable to any member of the Selling Group or the Company Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of any member of the Selling Group or the Company Group or (c) any Contract, or any other agreement or instrument to which any member of the Selling Group or the Company Group is a party or by which any of their respective properties or assets may be bound, except, in the case of clauses (a) and (c), for violations, breaches or defaults that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect.

      2.5. Investments. No member of the Company Group owns any shares of capital stock or other securities of, or interest in, any other Person, except as set forth in Section 2.5 of the Seller Disclosure Letter.

      2.6. Financial Statements (a) Audited Financial Statements. The Seller has delivered to the Buyer true and correct copies of the Audited Financial Statements, a copy of which is attached hereto as Annex E-1. The Audited Financial Statements are complete and correct in all material respects, were prepared from, and are in accordance with the books and records of the Company Group, and have been prepared in accordance with United Kingdom generally accepted accounting principles ("U.K. GAAP") applied on a consistent basis throughout the periods presented in the Audited Financial Statements. The combined balance sheets included in the Audited Financial Statements present fairly in all material respects the financial position of the Company Group as at the respective dates thereof, and combined profit and loss accounts, combined statements of total recognized gains and losses, combined cash flow statements and combined statements of changes in NFC Group Investment included in such Audited Financial Statements present fairly in all material respects the results of operations and cash flows of the Company Group for the respective periods indicated. Except as set forth in Section 2.6(a) of the Seller Disclosure Letter (which disclosure shall include a description and the amount of such asset or liability), the combined balance sheets included in the Audited Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Company Group after giving effect to the transactions contemplated hereby. The combined profit and loss accounts, combined statements of total recognized gains and losses, combined cash flow statements and combined statements of changes in NFC Group Investment included in the Audited Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Moving Business after giving effect to all such transactions. The combined profit and loss accounts included in the Audited Financial Statements reflect all of the material costs and expenses incurred in connection with the Moving Business, including those incurred in generating the revenues reflected in the Audited Financial Statements, in each case, for the periods covered thereby, that would be required to be so reflected under U.K. GAAP in combined financial statements of the Company Group.

      (b) Unaudited Financial Statements. The Seller has delivered to the Buyer true and correct copies of the Unaudited Financial Statements, a copy of which is attached hereto as Annex E-2. The Unaudited Financial Statements are complete and correct in all material respects, were prepared from, and are in accordance with the books and records of the Company Group, and have been prepared in accordance with U.K. GAAP applied on a consistent basis throughout the periods presented in the Unaudited Financial Statements (except for the application of F.R.S. 10), subject only to normal recurring year-end adjustments.

      (c) Monthly Financial Information. The Seller has delivered to the Buyer complete and correct copies of the monthly management financial information (which consists of turnover/operating profit by sector statements of the Company Group for the U. K., Europe, the Americas and the Asia Pacific regions), of the Moving Business as of and for each of the monthly periods from October 1, 1998 through June 30, 1999 that the Seller prepares in the ordinary course of business (the "Management Reports"). The Management Reports were prepared from, and are in accordance with, the books and records of the Company Group. The Seller has delivered to the Buyer complete and correct copies of a combining profit and loss statement by geographic region of the Company Group ("Monthly Combining Profit and Loss Statement") as of and for the months ended March 31, 1999 and June 30, 1999 and such statements were prepared from, and in accordance with, the books and records of the Company Group.

      (d) E&Y Engagement Letter. The Seller has duly executed and delivered the engagement letters dated September 11, 1999 and September 13, 1999 with Ernst & Young, copies of which are attached hereto as Annex F.

      (e) Statutory Financial Statements. (i) The Seller has delivered to the Buyer true and complete copies of the statutory financial statements of each member of the Company Group for the three years ended September 30, 1998 (or such other accounting period referenced therein). Section 2.6(f) of the Seller Disclosure Letter sets forth a complete and correct list of all statutory reporting entities within the Company Group.

      (ii) The Seller has delivered to the Buyer true and complete copies of the annual statements of each of the Insurance Companies as filed with the applicable insurance regulatory authorities for the years ended December 31, 1996, 1997 and 1998 (or other applicable filing date), including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, including any such annual or quarterly statements filed subsequent to the date hereof, the "SAP Statements"). The SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority ("SAP") consistently applied for the periods covered thereby and present (or will present) fairly the statutory financial position of such Insurance Companies as at the respective dates thereof and the results of operations of such Insurance Companies for the respective periods then ended. The SAP Statements complied (or will comply) in all material respects with all applicable Laws, rules and regulations when filed, and, to the Seller's Knowledge, no material deficiency has been asserted with respect to any SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The statutory balance sheets and income statements included in the annual SAP Statements have been audited by the Seller Accountants, and Seller has delivered or made available to Buyer true and complete copies of all audit opinions related thereto. Seller has made available to Buyer true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1995 relating to the Insurance Companies.

      2.7. Undisclosed Liabilities, etc. No member of the Company Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 2.7 of the Seller Disclosure Letter, (b) as and to the extent disclosed or reserved against in the September 1998 Balance Sheet or specifically disclosed in the notes thereto or in the Unaudited Balance Sheet and (c) for liabilities and obligations that (i) are incurred after the date of the Unaudited Balance Sheet in the ordinary course of business consistent with prior practice and are not prohibited by Section 4.1 (none of which are incurred as a result of breach of contract, willful misconduct or gross negligence) and (ii) individually and in the aggregate have not had or resulted in a Material Adverse Effect.

      2.8. Absence of Changes. Since March 31, 1999 until the date of this Agreement, except as set forth in Section 2.8 of the Seller Disclosure Letter, the Seller, each of the Selling Subsidiaries and each member of the Company Group has conducted the Moving Business in the ordinary course of business consistent with past practice in all material respects and no member of the Selling Group or the Company Group has, on behalf of, in connection with or relating to the Moving Business:

            (a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

            (b) issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

            (c) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to any member of the Selling Group) except for borrowings and repayments in the ordinary course of business;

            (d) mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties or assets, tangible or intangible, except for Permitted Liens in the ordinary course of business;

            (e) forgiven, canceled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights against Persons (other than any member of the Selling Group), forgiven, canceled, compromised, waived or released in the ordinary course of business or which would not exceed $100,000 in the aggregate;

            (f) modified any existing Material Contract or entered into (x) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business and involving an expenditure of less than $1,000,000 in each case and $10,000,000 in the aggregate, or
      (y) any material agreement or commitment that, pursuant to its terms, is not cancelable without penalty on less than 60 days' notice;

            (g) paid any material bonus to any officer, director, employee, sales representative, agent or consultant of the Company Group, or granted to any officer, director, employee, sales representative, agent or consultant of the Company Group any other increase in compensation in any form other than in the ordinary course of business consistent with past practice or pursuant to an existing contract;

            (h) entered into, adopted or materially amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, Agent, Authorized Agent, Owner/Operator, agent, consultant or Affiliate (whether or not legally binding) other than in the ordinary course of business consistent with past practice or as required by law;

            (i) suffered any material damage, destruction or loss (whether or not covered by insurance), or any strike or other material employment-related problem, or any material change in relations with or any loss of a material supplier, customer, Agent, Authorized Representative, Owner/Operator or employee, nor has any Material Adverse Effect occurred;

            (j) amended any of its Organizational Documents;

            (k) changed in any material respect its accounting practices, policies or principles;

            (l) incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $1,000,000 in each case or $10,000,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person);

            (m) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Owned Intellectual Property;

            (n) sold any assets with a value in excess of $250,000 in each case or $2,000,000 in the aggregate;

            (o) conducted its tax affairs other than (i) in the ordinary course of business and consistent with past practice, (ii) in good faith and
      (iii) in substantially the same manner as such affairs would have been conducted if this Agreement (and the transactions contemplated by this Agreement and the disposition by the Seller Group of any member of the Company Group) had not been contemplated or proposed, except where the failure to conduct such tax affairs in such manner would not reasonably be expected to result in any material increase in the Tax payable by any member of the Company Group for any taxable period (or portion thereof) beginning after the Closing Date (other than an increase attributable to a Restructuring Transaction for which the Seller would be responsible under the Tax Matters Agreement); or

            (p) taken any action or omitted to take any action that would reasonably be expected to result in the occurrence of any of the foregoing.

      2.9. Tax Matters. (a) Tax Returns and Payments of Taxes. Except as set forth in Section 2.9(a) of the Seller Disclosure Letter, (i) with respect to members of the Company Group organized or operating in the United States, the United Kingdom, Ireland or Australia and, to the Knowledge of the Seller, with respect to each other member of the Company Group, all material Tax Returns relating to such member have been filed that are required to have been filed,
(ii) as of the time of filing, each such Tax Return correctly reflected the facts regarding the income, business, assets and operations, activities and the status of each member of the Company Group in all material respects, (iii) all Taxes shown as owing on any filed Tax Return relating to a member of the Company Group or the Moving Business or the assets thereof (and that are actually due to have been paid) have been paid, except as, individually and in the aggregate, have not had or resulted in a Material Adverse Effect, (iv) all other material Taxes that are required to have been paid by any member of the Company Group have been paid, except as, individually and in the aggregate, have not had or resulted in a Material Adverse Effect, (v) each member of the Company Group has duly and timely collected or withheld (or there has been collected or withheld on their behalf) all Taxes required to be collected or withheld by such member in connection with the Moving Business or assets of such member, and such collected or withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, except as, individually and in the aggregate, have not had or resulted in a Material Adverse Effect, (vi) there are no outstanding liens for material Taxes (other than Permitted Liens) upon the assets of any member of the Company Group and
(vii) no amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions effected on the Closing Date.

      (b) Tax Audits, Etc. Except as set forth in Section 2.9(b) of the Seller Disclosure Letter, with respect to members of the Company Group organized or operating in the United States, the United Kingdom, Ireland or Australia and, to the Knowledge of the Seller, with respect to each other member of the Company Group (i) there has been no material claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of any member of the Company Group asserted or raised in writing by any Governmental Authority, (ii) no person has waived any statute of limitations relating to material Taxes of any member of the Company Group, agreed to any extension of the period for assessment or collection of any such Taxes or executed or filed any power of attorney with respect to any such Taxes, which waiver, agreement or power of attorney is currently in force, (iii) there are no material outstanding adjustments for Income Tax purposes applicable to any member of the Company Group required as a result of changes in methods of accounting effected on or before the Closing Date, and (iv) no member of the Company Group is a party to or bound by or has any obligation under any material Tax allocation, sharing, indemnity or similar agreement or arrangement (other than the Tax Matters Agreement) that will continue in force after the Closing Date or is or has been a member of any group of companies filing a consolidated, combined or unitary Tax Return.

      (c) No member of the Company Group (other than a Designated Target that makes an election pursuant to Section 6.7 and 8.10) has made or filed an election with respect to its classification for U.S. federal income tax purposes pursuant to U.S. Treasury Regulation ss. 301.7701-3.

      2.10. Assets. Except for the Real Property (which is addressed in Section 2.11) and as set forth in Section 2.10 of the Seller Disclosure Letter, the Company Group owns, or otherwise has sufficient and legally enforceable rights to use in all material respects, all of the properties and assets (personal or mixed, tangible or intangible), used in connection with, necessary for the conduct of, or otherwise material to, the Moving Business as conducted during the past twelve months (the "Assets"). Except for the Real Property (which is addressed in Section 2.11), the Company Group has good and valid title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to the Moving Business, including but not limited to all such Assets reflected in the Unaudited Balance Sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date thereof and in accordance with this Agreement), in each case free and clear of any Lien other than Permitted Liens. The Company Group has maintained all tangible Assets that are material to the Moving Business in accordance with industry standards and such material Assets are in reasonable repair, subject only to ordinary wear and tear, except where such failure to maintain, individually and in the aggregate, has not had and would not reasonably be expected to have or result in a Material Adverse Effect.

      2.11. Real Property. (a) Owned Real Property. Section 2.11(a)(i) of the Seller Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. Except as set forth in Section 2.11(a)(ii) of the Seller Disclosure Letter, the Company Group has good and marketable fee simple title to the Owned Real Property, for the purposes for which such Owned Real Property is currently used, free and clear of any Liens other than Permitted Liens.

      (b) Leases. Section 2.11(b) of the Seller Disclosure Letter contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease. The Seller has delivered to the Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, has not had or resulted in a Material Adverse Effect. No member of the Selling Group or the Company Group is, and, to the Knowledge of the Seller, no other party is, in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease, except for such defaults, violations or breaches that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. Each leasehold estate of the Company Group under its respective Leases is free and clear of any Liens other than Permitted Liens.

      (c) Fee and Leasehold Interests, etc. The Real Property and the New Lease Property constitute all the real property held by the Company Group that is used by the Company Group in connection with the Moving Business as conducted during the past twelve months.

      (d) Compliance with Laws. The existing zoning of each Owned Real Property and Leased Real Property is sufficient for the conduct of the Moving Business of the Company Group (as it has been conducted during the last twelve months) at each of these properties. No member of the Company Group has received written notice of any violation of any zoning, building or other land use or similar laws, except for such violations which, individually and in the aggregate, have not had or resulted in a Material Adverse Effect.

      (e) Condemnation; Litigation. Except as set forth in Section 2.11(e) of the Seller Disclosure Letter, the Owned Real Property and the Leased Real Property are not the subject of any condemnation or similar proceedings in eminent domain, or any litigation or arbitration proceedings which would have a Material Adverse Effect on the conduct of the Moving Business of the Company Group at each of these properties.

      (f) Real Property Consents. Except as set forth in the U.K. Property Agreement or Section 2.11(f) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Agreements by each member of the Selling Group party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Person pursuant to any of the Leases or any instrument of record or agreement affecting the Real Property, except where the failure to obtain such Consent, individually and in the aggregate, has not had or resulted in a Material Adverse Effect. Except as set forth in Section 2.11(f) of the Seller Disclosure Letter, the enforceability of the Leases will not be affected in any manner by the execution, delivery or performance of this Agreement, and no Lease contains any change in control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, except where such effect or provision (whether related to enforceability or change of control), individually or in the aggregate, would not have or result in a Material Adverse Effect.

      (g) Category 2 Leases. The Category 2 Leases, when granted, will be free and clear of any Liens other than Permitted Liens.

      2.12. Contracts. (a) Disclosure. Except as set forth in Schedule 2.12(a), as of the date of this Agreement, no member of the Company Group or the Selling Group is a party to any: (i) consulting agreement relating to the Moving Business requiring any payment in excess of $100,000 per annum or employment agreement relating to the Moving Business (with a Person other than a Retained Employee); (ii) indenture, mortgage, note, installment obligation, loan agreement, letter of credit, security agreement, pledge agreement, deed of trust, bond, agreement or other instrument relating to Indebtedness of any member of the Company Group; (iii) Contract between any member of the Company Group or any member of the Selling Group and any (A) one of the top 50 Agents based on linehaul revenue for the six months ended March 31, 1999 or (B) one of the top 50 Authorized Representatives based on linehaul revenue for the six months ended March 31, 1999; or (iv) other Contract (other than those Contracts within the categories specified in clauses (i), (ii) and (iii)) which would reasonably be expected to result in the receipt or payment after the date hereof of more than $500,000 on an annual basis (the Contracts set forth on Schedule 2.12(a) of the Seller Disclosure Letter and described in any of clauses (i) through (iv), the "Material Contracts"). The Seller has delivered to the Buyer complete and correct copies of all written Material Contracts, and accurate descriptions of all material terms of all oral Material Contracts, set forth or required to be set forth in Section 2.12(a) of the Seller Disclosure Letter. No member of the Company Group nor any member of the Selling Group, with respect to the Moving Business, is a party to any contract that restricts the ability of any member of the Company Group to engage in any business in any geographic area.

      (b) Enforceability. Except as set forth in Schedule 2.12(b) of the Seller Disclosure Letter, all Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, has not had or resulted in a Material Adverse Effect. Except as set forth in
Section 2.12(b) of the Seller Disclosure Letter, there does not exist under any Material Contract any violation, breach or event of default, or event or, to the Seller's Knowledge, condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of any member of the Company Group or to the Seller's Knowledge, any other Person, other than such violations, breaches or defaults which, individually or in the aggregate, have not had or resulted in a Material Adverse Effect. Except as set forth in Section 2.12(b) of the Seller Disclosure Letter, the enforceability of all Material Contracts will not be affected by the execution, delivery or performance of this Agreement or any of the Transaction Agreements, and no Material Contract contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, except where such effect or provision (whether related to enforceability or change of control), individually or in the aggregate, would not have or result in a Material Adverse Effect.

      (c) Except as disclosed in Schedule 2.12(c), no member of the Selling Group or the Company Group is restricted in any material respect by any Material Contract or other instrument from carrying on the Moving Business as presently conducted.

      2.13. Intellectual Property. (a) Disclosure. Section 2.13(a) of the Seller Disclosure Letter sets forth a complete and correct list of all material Intellectual Property that is owned by any member of the Company Group (the "Owned Intellectual Property"), except for any Owned Intellectual Property that consists of (i) inventions, trade secrets, know-how, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is not registered or subject to application for registration and that is not material to the Moving Business as presently conducted.

      (b) Title. All of the material Intellectual Property used or held for use in connection with, or necessary for the conduct of, the Moving Business (the "Company Intellectual Property"), is owned by a member of the Company Group, except as set forth in Section 2.13(c) of the Seller Disclosure Letter and except for shrinkwrap software for which the cost to the Company Group of acquiring a license thereto was less than $15,000 ("Excluded Software"). Except as set forth in Section 2.13(b) of the Seller Disclosure Letter and except as set forth in Section 2.13(c) of the Seller Disclosure Letter with respect to Software licensed to a member of the Company Group by a third-party vendor, each member of the Company Group has the full and exclusive right to use its respective Company Intellectual Property, free from (i) any Liens (except for Permitted Liens incurred in the ordinary course of business or Liens created by the Buyer in connection with the Closing) and (ii) any outstanding requirement of any material present or future royalty payments, license fees, charges or other payments, or material conditions or restrictions whatsoever. Immediately after the Closing, each member of the Company Group shall own or have the right to use all the Company Intellectual Property, in each case free from Liens (except for Permitted Liens incurred in the ordinary course of business) and on the same terms and conditions as in effect prior to the Closing, except as otherwise disclosed in Section 2.13(b) of the Seller Disclosure Letter.

      (c) Licensing and Similar Arrangements. Section 2.13(c) of the Seller Disclosure Letter sets forth all material written agreements and arrangements, and, to Seller's Knowledge, all material oral agreements and arrangements, (i) pursuant to which any member of the Company Group has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted by any member of the Company Group (through non-assertion, settlement or similar agreements or implied licenses) with respect to, any other Person (including any member of the Selling Group), and (ii) pursuant to which any member of the Company Group has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or implied licenses), other than licenses for Excluded Software. Except as set forth in Section 2.13(c) of the Seller Disclosure Letter, all of the agreements or arrangements set forth or required to be set forth in Section 2.13(c) of the Seller Disclosure Letter: (A) are in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by any member of the Company Group, or, to the Seller's Knowledge, by any other Person, except for such defaults that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect, (B) are free and clear of all Liens (except for Permitted Liens incurred in the ordinary course of business), and (C) do not contain any change in control or other material terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements. The Seller has delivered or made available to the Buyer complete and correct copies of all agreements and arrangements (including amendments, supplements, waivers and other modifications) set forth or required to be set forth in Section 2.13(c) of the Seller Disclosure Letter.

      (d) No Infringement. The present conduct of the Moving Business does not infringe or otherwise conflict with any Intellectual Property rights of any Person, other than such infringement or conflict which, individually or in the aggregate, has not had or resulted in a Material Adverse Effect. To the Seller's Knowledge, none of the Company

Intellectual Property is being infringed or otherwise used by any Person without a license or permission from the Company, except as set forth in Section 2.13(d) of the Seller Disclosure Letter, other than such infringement or use that, individually or in the aggregate, has not had or resulted in a Material Adverse Effect.

      (e) No Intellectual Property Litigation. No written claim or demand of any Person has been made to any member of the Selling Group or the Company Group or, to the Seller's Knowledge, has been threatened, nor is there any Litigation that is pending or, to the Seller's Knowledge, threatened, that (i) challenges the rights of any member of the Company Group in respect of any Company Intellectual Property, (ii) asserts that any member of the Company Group is infringing or otherwise in conflict with, or is (except as set forth in Section 2.13(b) of the Seller Disclosure Letter), required to pay any material royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Section 2.13(c) of the Seller Disclosure Letter. Except as set forth in Section 2.13(e) of the Seller Disclosure Letter, to the Seller's Knowledge, none of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority, or has been the subject of any Litigation within the last five years, whether or not resolved in favor of any member of the Selling Group or the Company Group.

      (f) Due Registration, Etc. Except as set forth in Section 2.13(f) of the Seller Disclosure Letter, each member of the Selling Group and the Company Group has taken all commercially reasonable actions to ensure full protection of the Company Intellectual Property (including taking commercially reasonable steps to maintain the secrecy of all confidential Intellectual Property) under any applicable Law, except where the failure to take such action, individually or in the aggregate, has not had or resulted in a Material

Adverse Effect. Without limiting the foregoing, the Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, to the extent determined by the Company Group to be practicable and desirable to protect the Company Group's rights therein under any applicable Law, and such registrations, filings and issuances are in full force and effect, in each case, to the extent material to the Moving Business.

      (g) Year 2000. (i) The Company Group has developed and commenced a plan which sets forth steps intended to ensure that all Computer Systems used or held for use by the Company Group are, or will be before and shall remain during and after January 1, 2000, Year 2000 Compatible (the "Y2K Plan"). Pursuant to the Y2K Plan, each member of the Company Group has conducted an inventory and/or other investigations of any and all Computer Systems used by such member or held for use by such member of the Company Group in order to determine which parts of such Computer Systems are not Year 2000 Compatible and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000.

      (ii) The Y2K Plan includes reasonable steps to investigate the Year 2000 Compatibility of the Computer Systems of all suppliers and customers with which any member of the Company Group has a relationship material to the Moving Business as currently conducted by such member of the Company Group. Each member of the Company Group has a reasonable basis to believe, and does believe, that the Computer Systems of all such suppliers and customers are, or will be before and shall remain during and after January 1, 2000, Year 2000 Compatible to the extent necessary or desirable for such member of the Company Group to be able to continue to conduct the Moving Business as currently conducted without material disruption prior to, during and after

January 1, 2000. The Y2K Plan includes reasonable contingency plans to minimize the effect of any failure of any member of the Company Group, or any such supplier or customer, to cause its Computer Systems to be Year 2000 Compatible before January 1, 2000, which plans include, without limitation, alternative sources for products and services. The Company Group has provided or made available to the Buyer a copy of the Y2K Plan and a current status report thereon.

      2.14. Insurance. The Seller has delivered to the Buyer a complete and correct list of all insurance policies maintained at present by or on behalf of any member of the Company Group. The Seller has delivered or made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.

      2.15. Litigation. Section 2.15 of the Seller Disclosure Letter sets forth a list and summary description of all Litigation involving any member of the Company Group or the conduct or operations of the Moving Business as of September 2, 1999 in which the amount payable (in each case if adversely determined, and without regard to whether the defense or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar arrangement by or with any other Person) by any member of the Company Group would reasonably be expected to exceed $100,000. Except as set forth in Section 2.15 of the Seller Disclosure Letter, there is no Litigation pending or, to the Seller's Knowledge, threatened by, or against any member of the Company Group or any of its properties or assets, that, individually or in the aggregate, has had or resulted in a Material Adverse Effect (in each case, if adversely determined). There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the Selling Group or the Company Group that in any way affect the Moving Business and operations of any member of the Company

Group that, individually or in the aggregate, have had or resulted in a Material Adverse Effect.

      2.16. Compliance with Laws and Instruments; Permits; Consents.
(a) Compliance. Except as set forth in Section 2.16(a) of the Seller Disclosure Letter, (i) each member of the Company Group is not, and has not been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law (other than Environmental Laws which are covered in Section 2.17) applicable to it or any of its properties, assets, operations or business (other than Real Property which is covered in Section 2.11), (y) any provision of its Organizational Documents, or (z) any Material Contract, except in the case of the foregoing clauses (x) and (z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, have not had or resulted in a Material Adverse Effect, and (ii) no member of the Selling Group or the Company Group has received any written notice and, to the Knowledge of the Seller, there are no claims, alleging any such conflict, violation, breach or default.

      (b) Permits. Section 2.16(b) of the Seller Disclosure Letter contains a complete and correct list as of the date hereof of all material Permits held by any member of the Company Group. All such Permits have been duly obtained and are held by a member of the Company Group and are in full force and effect, except in each case, where the failure to obtain such Permit, individually and in the aggregate, has not had or resulted in a Material Adverse Effect. Each member of the Company Group is in compliance with all Permits held, except for failures so to comply that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect. There is no pending or, to the Seller's Knowledge, threatened investigation or proceeding, seeking the suspension, revocation or cancellation of any such Permit; no member of the Selling Group or the

Company Group has been notified in writing that any such Permit will be materially adversely modified, suspended, canceled or cannot be renewed.

      (c) Consents; Approvals; etc. Except as specified in Section 2.16(c)(i) of the Seller Disclosure Letter, no Consent is required to be obtained or made by any member of the Selling Group or the Company Group in connection with the execution and delivery of this Agreement and the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such Consent, individually and in the aggregate, would not have or result in a Material Adverse Effect (and other than Consents in connection with Real Property (which are covered in Section 2.11(f)). For the purposes of this Agreement, "Material Consents" shall be those Consents listed in Section 2.16(c)(ii) of the Seller Disclosure Letter.

      (d) Governmental Filings. Each registration, report, statement, notice or other filing requested or required to be filed by any member of the Selling Group with respect to the Moving Business or the Company Group with any Governmental Authority under any applicable Law has been timely filed, and when filed complied with applicable Law, except in each case, where the failure to file such registration, report, statement or notice or other filing, individually and in the aggregate, has not had or resulted in a Material Adverse Effect.

      (e) Insurance Subsidiaries. (i) Each of the Insurance Companies holds all required Insurance Licenses in each jurisdiction and for each line of business conducted by such Insurance Company. All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance, are listed on Section 2.16(e) of the Seller Disclosure Letter, and are in full force and effect and not subject to any material limitation or restriction, except as disclosed in the terms of the license or otherwise by operation of Law or where the failure to be in full force and effect may be cured within thirty days without material cost or expense. No proceeding or complaint has been filed by or with insurance regulatory authorities which is reasonably likely to result in the revocation, suspension, failure to renew, material limitation or restriction, of any such Insurance License. "Insurance License" is defined as a license or permit granted by applicable insurance regulatory authorities to conduct an insurance business.

      (ii) The business and operations of each of the Insurance Companies have been conducted in compliance with all applicable statutes, regulations and rules regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations, individually or in the aggregate, has not had or resulted in a Material Adverse Effect. In addition, (A) there is no pending or, to the knowledge of the Seller, threatened charge by any insurance regulatory authority that any of the Insurance Companies has violated, nor any pending or, to the Knowledge of the Seller, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws; (B) none of the Insurance Companies is subject to any order or decree of any insurance regulatory authority not generally applicable to insurance companies subject to the jurisdiction of such authority; and (C) each of the Insurance Companies has filed all reports required to be filed with any insurance regulatory authority except where the failure to file such reports, individually and in the aggregate, has not had or resulted in a Material Adverse Effect.

      (iii) Except as, individually or in the aggregate, has not had and or resulted in a Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by any of the Insurance Companies (the "Insurance Contracts") are, to the extent required under applicable Insurance Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with all Insurance Laws applicable thereto and, as to premium rates established by any of the Insurance Companies which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all Insurance Laws applicable thereto.

      (iv) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Insurance Company is a party or under which any Insurance Company has any existing rights, obligations or liabilities are in full force and effect. No Insurance Company, nor, to the Seller's Knowledge, any other party to a reinsurance or coinsurance treaty or agreement to which any Insurance Company is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. No Insurance Company has received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated. Except as set forth in Section 2.16(a)(iv) of the Seller Disclosure Letter, no insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the ceding by or to the Insurance Companies of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Insurance Companies for the year ended December 31, 1998.

      (v) The Seller has delivered or made available to Buyer a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Insurance Companies since December 31, 1995, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Seller or any of the Insurance Companies to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate and complete in accordance with industry standards and practices. Each Company Actuarial Analysis was based upon a substantially accurate inventory of policies in force for each of the Insurance Companies, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

      (vi) All benefits claimed by any Person under Insurance Contracts issued by any of the Insurance Companies have been paid (or provision for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract; such payments were not materially delinquent when made; and such payments were paid (or will be paid) without fines or penalties, except in each case for any claim for benefits for which the relevant Insurance Company believes or believed in good faith that there is or was a reasonable basis for contesting the benefit, and is contesting or has contested the payment.

      (vii) The reserves carried on the SAP Statements of each of the Insurance Companies for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Insurance Company, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. The admitted assets of each of the Insurance Companies as determined under applicable Insurance Laws are in an amount at least equal to the minimum amounts required by applicable Insurance Laws. In addition, the Seller has delivered or made available to Buyer copies of all work papers used as the basis for establishing the reserves for the Insurance Companies at December 31, 1997 and December 31, 1998, respectively.

      (viii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no claim or assessment is pending or to the Seller's Knowledge, threatened against any of the Insurance Companies by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, have or result in a Material Adverse Effect.

      2.17. Environmental Matters. (a) Compliance with Environmental Law. Except as set forth in Section 2.17(a) of the Seller Disclosure Letter, each member of the Company Group has complied and is in compliance with all applicable Environmental Laws, pertaining to its respective assets, including but not limited to the Real Property and the use, ownership or transferability thereof, and to the operation of the Moving Business, except where the failure to comply, individually and in the aggregate, has not had or resulted in a Material Adverse Effect. Except as set forth in Section 2.17(a) of the Seller Disclosure Letter, each member of the Company Group is in possession of, and in compliance with all Environmental Permits, except for failures to comply that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect. Except as set forth in Section 2.17(a) of the Seller Disclosure Letter, there is no pending or, to the Seller's Knowledge, threatened investigation or proceeding, seeking the suspension, revocation or cancellation of any such Environmental Permit; no member of the Selling Group or the Company Group has been notified in writing that any such Environmental Permit will be materially adversely modified, suspended, canceled or cannot be renewed. No violation by any member of the Selling Group or the Company Group is being alleged of any applicable Environmental Law or Environmental Permit relating to the operation of the Moving Business or the use, ownership or transferability of the Company Group's assets, including but not limited to the Real Property, except for violations that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect.

      (b) Other Environmental Matters. Except as disclosed in Section 2.17(b) of the Seller Disclosure Letter or as, individually and in the aggregate, has not had or resulted in a Material Adverse Effect:

            (i) No member of the Company Group has caused or has taken any action that would result in, and no member of the Company Group is subject to, any liability or obligation relating to (x) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased or used by any member of the Company Group at the present time or in the past, including without limitation, the soil and groundwater conditions at such properties; or (y) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Materials.

            (ii) None of the Company Group's current or past operations, or any by-product thereof, and none of the currently or formerly owned or leased property or assets of the Company Group, including without limitation the Real Property, is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

            (iii) No member of the Company Group is subject to any outstanding order from, or contractual or other obligation with, any Governmental Authority or other person in respect of which the Company Group may be required to perform any Remedial Action arising from the Release or threatened Release of a Hazardous Material and no member of the Company Group has entered into any contractual or other obligation with any Governmental Authority or other person pursuant to which any member of the Company Group assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

            (iv) Other than the Real Property located in the United Kingdom, none of the Real Property and no properties previously owned or leased by any member of the Company Group or any of its predecessors or affiliates (other than properties previously owned or leased in the United Kingdom) is, and no member of the Company Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location (other than locations in the United Kingdom) that is, listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601, et seq., or on any similar state list, or the subject of federal, state or local enforcement actions, investigations or Remedial Action, in each case, whether domestic or foreign. None of the Real Property located in the United Kingdom and, to the Knowledge of the Seller, no properties located in the United Kingdom that were previously owned or leased by any member of the Company Group or any predecessors or affiliates is, and no member of the Company Group has transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location in the United Kingdom that is the subject of an environmental enforcement action or investigation or is listed or proposed for listing as a site requiring Remedial Action.

      (c) Disclosure. The Seller has made available to the Buyer all environmental site assessments, environmental compliance audits and studies of potentially material on-site and off-site contamination, dated after January 1, 1994, relating to the Real Property, or otherwise in connection with the use or operation of the Company Group's assets or the Moving Business.

      2.18. Affiliate Transactions. Section 2.18 of the Seller Disclosure Letter contains a complete and correct list of all written and to the Knowledge of the Seller, all oral, material agreements, contracts, arrangements or transfers of assets or liabilities, whether or not entered into in the ordinary course of business, to or by which any member of the Company Group, on the one hand, and the Seller or any of its Affiliates (other than any member of the Company Group), on the other hand, are parties to that involve continuing liabilities and obligations that, individually or in the aggregate, are material to any member of the Company Group. Except as disclosed in Section 2.18 of the Seller Disclosure Letter, each agreement, contract, arrangement, transfer of assets or liabilities set forth or required to be set forth in Section 2.18 of the Seller Disclosure Letter was in all material respects on terms and conditions as favorable to the relevant member of the Company Group as would have been obtainable by it at the time in a comparable arm's-length transaction with a Person other than the Seller or any of its Affiliates.

      2.19. Employees, Labor Matters, etc. Except as set forth in Section 2.19 of the Seller Disclosure Letter, no member of the Company Group is a party to or bound by any collective bargaining agreement, and, to the Seller's Knowledge, there are no labor unions or other organizations representing employees employed by any member of the Company Group. Except as set forth in Section 2.19 of the Seller Disclosure Letter, since September 30, 1996, there has not occurred any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the Company Group. Except as set forth in Section 2.19 of the Seller Disclosure Letter, there are no labor disputes currently subject to any arbitration or litigation and there is no representation petition pending with respect to any employee of any member of the Company Group. Except as set forth in Section 2.19 of the Seller Disclosure Letter, the Company Group has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, has not had or resulted in a Material Adverse Effect.

      2.20. U.S. Employee Benefit Plans; ERISA. (a) Section 2.20 of the Seller Disclosure Letter contains a true and complete list of each U.S. Plan.

      (b) With respect to each U.S. Plan, the Seller has heretofore delivered or made available to the Buyer true and complete copies of each of the following documents (including all amendments to such documents):

            (i) the U.S. Plan or a written description of any U.S. Plan not in writing, which, in either case, provides disclosure of all material benefits, entitlements and discretionary practices under such U.S. Plan;

            (ii) the two most recent annual reports and actuarial reports if required under ERISA;

            (iii) the most recent summary plan description with respect thereto if required under ERISA;

            (iv) if the U.S. Plan or any obligations thereunder are funded through a trust, insurance contract or any other funding vehicle, the trust, insurance contract or other funding agreement and the two most recent financial statements thereof;

            (v) the most recent determination letter received from the Internal Revenue Service with respect to each U.S. Plan intended to qualify under section 401(a) of the Code; and

            (vi) communications that the Seller or any of its Subsidiaries has received from or sent to the PBGC, the Department of Labor, the Internal Revenue Service concerning any termination of, withdrawal from or appointment of a trustee to administer any U.S. Plan or the failure or alleged failure to comply with any provision of ERISA or the Code with respect to any U.S. Plan, including any existing written description of any such oral communication.

      (c) No liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code has been incurred by any member of the Company Group that has not been satisfied in full, and no condition exists or event has occurred that presents a material risk to any member of the Company Group of incurring any such liability, other than (i) liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due) and
(ii) such liabilities that, individually and in the aggregate, have not had or resulted in a Material Adverse Effect.

      (d) No U.S. Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.

      (e) Each U.S. Plan satisfies any applicable minimum funding requirements under the Code and ERISA, except for any failure to satisfy such funding requirements that, individually or in the aggregate, has not had or resulted in a Material Adverse Effect. Each U.S. Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable letter of determination from the Internal Revenue Service that it so qualifies and that its related trust is exempt from taxation under section 501(a) of the Code and, to the Knowledge of the Seller, no condition exists or event has occurred that would adversely affect the qualified status of any such U.S. Plan. Each U.S. Plan has been operated and administered in all respects in accordance with its terms and applicable Law, except any such failures to so operate or administer that, individually or in the aggregate, have not had or resulted in a Material Adverse Effect. There are no pending or, to the Knowledge of the Seller, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan or the assets thereof (other than routine claims for benefits).

      (f) No member of the Company Group would be liable for any amount pursuant to section 4062, 4063 or 4064 of ERISA that, individually or in the aggregate, would have or result in a Material Adverse Effect, if any U.S. Plan were to terminate. All contributions required to be made to each U.S. Plan under the terms of such U.S. Plan, applicable Law or any applicable collective bargaining agreement have been paid in full when due, except where such failure to make a contribution, individually or in the aggregate, has not had or resulted in a Material Adverse Effect.

      2.21. Non-U.S. Plans. (a) Section 2.21 of the Seller Disclosure Letter contains a true and complete list of each Non-U.S. Plan.

      (b) With respect to each Non-U.S. Plan, the Seller has heretofore delivered or made available to the Buyer a written description of such Non-U.S. Plan providing disclosure of all material benefits, entitlements and discretionary practices under such Non-U.S. Plan.

      (c) Each Non-U.S. Plan has been operated and administered in all respects in accordance with its terms and applicable Law, except any such failures to so operate or administer that, individually or in the aggregate, have not had or resulted in a Material Adverse Effect. There are no pending or, to the Knowledge of the Seller, threatened claims by or on behalf of any Non-U.S. Plan, by any employee or beneficiary covered under any such Non-U.S. Plan or otherwise involving any such Non-U.S. Plan or the assets thereof (other than routine claims for benefits). All contributions required to be made to each Non-U.S. Plan under the terms of such Non-U.S. Plan, applicable Law or any applicable collective bargaining agreement have been paid in full when due except where such failure to make a contribution, individually or in the aggregate, has not had or resulted in a Material Adverse Effect. To the Knowledge of the Seller, there has not been any failure to comply with any applicable Law or any other circumstances, which would be reasonably likely to result in the loss of tax approval or qualification of any Non-U.S. Plan.

      2.22. UK Pension Scheme. Except as disclosed in Section 2.22 of the Seller Disclosure Letter:

      (a) Other than in respect of the Seller's Schemes, to the knowledge of the Seller, the Target U.K. Subsidiary (i) has no obligation (whether legally binding or not) to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988) to, or in respect of any person who is now or has been an officer or employee of the Target U.K.

Subsidiary or spouse or dependant of such officer or employee and (ii) is not a party to or obliged to contribute to any scheme or arrangement (including, but not limited to, a personal pension scheme as defined in Section 630 ICTA 1988) having as its purpose or one of its purposes the making of any such payments, or the provision of any such benefits, as are mentioned in Section 2.22(a)(i) above.

      (b) No undertaking or assurance has been given to any person who is now, or has been, an officer or employee of the Target U.K. Subsidiary, or spouse or dependant of such officer or employee, as to the continuance or introduction or improvement of any benefits referred to in Section 2.22(a) which the Target U.K. Subsidiary or the Buyer would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so.

      (c) Full details of the Seller's Schemes have been disclosed to the Buyer including accurate, up-to-date and complete copies of all documents constituting or relating to the Seller's Schemes. These documents disclose full particulars of the benefits and entitlements under the Seller's Schemes and any discretionary practices relating to the Seller's Schemes and the contributions payable to the Seller's Schemes, in each case, by and in respect of the officers and employees of the Target U.K. Subsidiary and there is no obligation to provide benefits under the Seller's Schemes other than as revealed in such documents and particulars. All information concerning the Seller's Schemes or any other payments or benefits referred to in Sections 2.22(a) and (b) above which has been made available to the Buyer or its advisers on or before the date of this Agreement is true, complete in all material respects.

      (d) The Seller's Schemes are "exempt approved schemes" (within the meaning of Chapter I of Part XIV ICTA 1988) and, to the Seller's Knowledge, there is no reason why approval of the Seller's Schemes by the Board of Inland Revenue should be withdrawn.

      (e) The Seller holds or is named in an appropriate contracting-out certificate as defined in Section 7 of the 1993 Act and, to the Seller's Knowledge, there is no reason why such certificate might be canceled, varied or surrendered.

      (f) The provisions of the Seller's Schemes have never unlawfully discriminated between male and female members.

      (g) All premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of the Target U.K. Subsidiary have been paid.

      (h) Contributions to the Seller's Schemes are paid in arrears and all contributions to, and expenses of, the Seller's Schemes which have fallen due for payment by Target U.K. Subsidiary have been paid.

      (i) The Seller's Schemes have not been closed to new entrants. No event has taken place which has resulted or will or may result in the commencement of the winding up of the Seller's Schemes (or any part of it).

      (j) As regards the officers and employees of the Target U.K. Subsidiary, there is no arrangement other than the Seller's Early Retirement/Redundancy Scheme (as defined in the Pensions Agreement), whether legally binding or not, to provide enhanced or new benefits in a given set of circumstances (by way of example, but without limitation, on employees retiring from service at the request of their employer or in the event of them, or those of them who are over a specified age, being made redundant) and the Seller is not considering implementing any such arrangement.

      (k) No repayment of assets or monies of the Seller's Schemes has been or is proposed to be made by the trustees of the Seller's Schemes to any employer participating in the Seller's Schemes.

      (l) The Seller's Schemes have been operated and administered in all respects in accordance with their terms and applicable Law, except any such failures to so operate or administer that, individually or in the aggregate, have not had or resulted in a Material Adverse Effect. There are no pending or, to the Seller's Knowledge, threatened claims by or on behalf of any of the Seller's Schemes, by any employee or beneficiary covered under any of the Seller's Schemes or otherwise involving the Seller's Schemes or the assets thereof (other than routine claims for benefits). The Target U.K. Subsidiary has at all times complied with all provisions of the Seller's Schemes which apply to it.

      (m) In determining the damages flowing from any breach of this Section
2.22 it shall be assumed that (i) the Target U.K. Subsidiary and/or the Buyer is under a liability to make whatever payments (other than members' contributions) are required to provide all benefits that are provided for (or with respect to which there has been a proposal to provide) as of the Closing Date under any arrangement which is or ought to be disclosed pursuant to this Section 2.22 and any power to amend or discontinue any such arrangement shall be disregarded (in the case of an arrangement that ought to have been disclosed, only if such arrangement legally obligates payment or if such payment is consistent with past practice over the three years preceding the Closing Date) and (ii) the Target U.K. Subsidiary and/or Buyer is under a liability to provide and to continue to provide any benefits (including gratuities) of a kind referred to in this
Section 2.22 which the Seller now provides or is proposing to provide and to maintain without amendment any schemes or arrangements of a kind referred to in that paragraph which are now in existence.

      2.23. [Intentionally Omitted].

      2.24. Customers; Agents; Authorized Representatives. (a) Section 2.24(a) of the Seller Disclosure Letter sets forth for the year ended September 30, 1998 and for the six-month period ended March 31, 1999: (i) the names and addresses of the customers of each member of the Company Group based in the U.K. and Europe that spent more than (pound) 100,000 during each such period, (ii) the names and addresses of the top 25 customers of each of (a) Allied Domestic, (b) Allied Special Products, (c) Allied International and (d) Allied Canada based on the aggregate value of goods and services ordered from the Company Group by such customers during each such period and (iii) the amount for which each such customer was invoiced during each such period. No member of the Selling Group or the Company Group has received any notice or, to the Knowledge of the Seller, no member of the Selling Group has a reasonable basis to believe that any material customer of the Company Group (i) has ceased, or will cease, to use the products, goods or services of the Company Group, (ii) has materially reduced or will materially reduce, the use of products, goods or services of the Company Group or (iii) has sought, or is seeking, to materially reduce the price it will pay for products, goods or services of the Company Group, provided, that (i),
(ii) and (iii) above shall not apply to any customer of the Company Group that used the products, goods, or services of the Company Group on a one time basis during the past twelve months.

      (b) Section 2.24(b) of the Seller Disclosure Letter sets forth, for the year ended September 30, 1998 and for the six-month period ended March 31, 1999, a list of the names of the 50 largest Agents based on the aggregate line haul revenue of the Company Group attributable to such Agents during each such period, indicating with respect to each such Agent the aggregate value of goods and/or services ordered from the Company Group by customers for whose accounts such Agent was responsible. Except as set forth in Section 2.24(b) of the Seller Disclosure Letter, no member of the Selling Group or the Company Group has received any written notice or, to the Knowledge of the Seller, has any reason to believe that any such Agent will cease doing business with the Company Group on terms substantially comparable to those in effect between such Agent and the Company Group as of the date hereof, whether pursuant to a written contract or otherwise.

      (c) Section 2.24(c) of the Seller Disclosure Letter sets forth, for the year ended September 30, 1998 and for the six-month period ended March 31, 1999, a list of the names of the 50 largest Authorized Representatives based on the aggregate line haul revenue of the Company Group attributable to such Authorized Representatives during each such period, indicating with respect to each such Authorized Representative the aggregate value of goods and/or services ordered from the Company Group by customers for whose accounts such Authorized Representative was responsible. Except as set forth in Section 2.24(c) of the Seller Disclosure Letter, no member of the Selling Group or the Company Group has received any written notice or, to the Knowledge of the Seller, no member of the Selling Group has any reason to believe that any such Authorized Representative will cease doing business with the Company Group on terms substantially comparable to those in effect between such Authorized Representative and the Company Group as of the date hereof, whether pursuant to a written contract or otherwise.

      2.25. Bank Accounts. Section 2.25 of the Seller Disclosure Letter sets forth a complete and correct list containing the names of each bank in which any member of the Company Group has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

      2.26. Brokers, Finders, etc. Except for Morgan Stanley Dean Witter and Credit Suisse First Boston, (together, the "Seller's Financial Advisors"), all negotiations relating to this Agreement and the Transaction Agreements, and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of any member of the Selling Group in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any member of the Company Group or the Buyer for any brokerage or finder's commission, fee or similar compensation. All fees and expenses payable to the Seller's Financial Advisors in connection with the transactions contemplated by the Agreement shall be borne by the Seller.

      2.27. Disclosure. To the Seller's Knowledge, this Agreement and each of the Transaction Agreements and each certificate required to be furnished by or on behalf of any member of the Selling Group to the Buyer pursuant hereto or thereto or in connection herewith or therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

      2.28. Acquisition for Investment. The Seller is acquiring the Warrant, the Common Shares and the Preferred Shares solely for investment, with no present intention to resell the Warrant, the Common Shares or the Preferred Shares. The Seller hereby acknowledges that the Warrant, the Common Shares and the Preferred Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

      2.29. Seller Actions. The Board of Directors of the Seller or a duly constituted committee thereof (at a meeting duly called and held at which a quorum was present) as part of its approval of this Agreement has (i) approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby,
(ii) determined that each of this Agreement, the Transaction Agreements and the Acquisition is in the best interests of the Seller and the stockholders of the Seller and (iii) resolved to approve this Agreement and the Transaction Agreements and, if required by applicable Law or stock exchange regulation, to recommend that the stockholders of the Seller vote in favor of the resolution approving the Acquisition and the transactions contemplated by this Agreement to be considered at an extraordinary general meeting of the Seller convened to approve the Acquisition and the transactions contemplated by this Agreement. The Seller has furnished to the Buyer a copy of the minutes of the Board of Directors (or a duly constituted committee thereof) referred to in this Section 2.29, certified by an appropriate officer of the Seller.

      2.30. No Additional Representations. Except for the representations and warranties of the Seller expressly set forth in Article II of this Agreement, the Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Assets or the Moving Business, and the Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that except for the representations and warranties of the Selling Group expressly set forth in Article II of this Agreement such Assets are being acquired "as is, where is" on the Closing Date.

      2.31. Seller Disclosure Letter. Disclosure of any fact or item in any Section of the Seller Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement if (x) an explicit cross-reference appears in such other Section of the Seller Disclosure Letter or (y) based on the disclosure in such first Section of the Seller Disclosure Letter it is readily apparent that the disclosure applies to such other Section of the Seller Disclosure Letter.

                                   ARTICLE III

                   Representations and Warranties of the Buyer

      The Buyer represents and warrants to the Seller as follows, as of the date hereof and as of the Closing Date:

      3.1. Corporate Status; Authorization, etc. (a) Each member of the Buying Group is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Buyer has full corporate power and corporate authority to execute and deliver this Agreement and the Transaction Agreements to which the Buyer shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except as set forth in Section 3.1 of the Buyer Disclosure Letter, the execution and delivery of this Agreement and the Transaction Agreements to which the Buyer shall be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Transaction Agreements to which it shall be a party. This Agreement constitutes, and each such Transaction Agreement to which the Buyer shall be a party when so executed and delivered by the Buyer will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      (b) Buying Group. Each member of the Buying Group that is to be a party to a Transaction Agreement has full corporate power and corporate authority to execute and deliver each Transaction Agreement to which such member shall be a party, to perform such member's obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which such member shall be a party, the performance of such member's obligations thereunder, and the consummation of the transactions contemplated thereby, will have been duly authorized by all requisite corporate action of such member as of the Closing Date. Each such member on the Closing Date will have duly executed and delivered each such Transaction Agreement to which such member shall be a party. Each Transaction Agreement when so executed and delivered will constitute the legal, valid and binding obligation of each such member party thereto, enforceable against each such member party thereto in accordance with its respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      3.2. Capitalization, etc. (a) Authorized Capital Stock of the Buyer. The authorized capital stock of the Buyer consists of 1,000,000 shares of Buyer Common Stock of which, as of the date hereof, (i) 690,254 shares are issued and outstanding, (ii) 113,407 shares are reserved for issuance under the NA Holding Stock Incentive Plan (the "NA Holding Plan"), which number includes 13,407 shares reserved for offers of shares pursuant to the NA Holding Plan and 100,000 shares reserved for issuance upon exercise of options granted or to be granted under the NA Holding Plan (the "Options"), (iii) 35,684 shares are reserved for issuance to local moving and storage companies under contract with the Buyer or one of its Subsidiaries and certain other qualified investors, (iv) 87,480 shares are reserved for issuance upon exercise of the Warrant, and (v) 7,600 shares are held as treasury shares. As of August 31, 1999, 9,589 Options had vested under the NA Holding Incentive Plan and 63,597 Options had not vested in accordance with their terms and were not subject to any agreement relating to the cancellation of such Options. Upon filing of the Certificate of Designation with the Secretary of State of the State of Delaware in connection with the Closing, the Buyer's authorized capital will include 24,500 shares of Preferred Stock. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. All issued and outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the Closing and when issued and delivered in accordance with this Agreement, the Preferred Shares and the Common Shares will be duly authorized, validly issued, fully paid and nonassessable. The Buyer owns, directly or indirectly, all of the issued and outstanding capital stock of each other member of the Buying Group.

      (b) No Equity Rights. Except as set forth in the Registration and Participation Agreement, there are no preemptive or similar rights on the part of any holders of any class of securities of the Buyer. Except for the Options, the Warrant, this Agreement, the Registration and Participation Agreement, and the Stock Subscription Agreements, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Buyer, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the Buyer, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. Except for arrangements entered into in connection with the termination of certain employment of certain management employees from time to time, there are no outstanding contractual or other rights or obligations to or of the Buyer or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the Buyer.

      3.3. Buyer Financial Statements. (a) The Buyer has delivered to the Seller complete and correct copies of the Buyer Financial Statements. The Buyer Financial Statements are complete and correct in all material respects, were prepared from, and are in accordance with the books and records of the Buyer and its Subsidiaries, and have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods presented in the Buyer Financial Statements, subject, in the case of the interim unaudited Buyer Financial Statements, only to normal recurring year-end adjustments and the absence of footnotes. The balance sheets included in the Buyer Financial Statements present fairly in all material respects the financial position of the Buyer and its Subsidiaries as at the respective dates thereof, and the statements of income, statements of stockholder's equity and statements of cash flows included in such Buyer Financial Statements present fairly in all material respects the results of operations and cash flows of the Buyer and its Subsidiaries for the respective periods indicated.

      (b) E&Y Engagement Letter. The Buyer has duly executed and delivered the engagement letter with Ernst & Young, a copy of which is attached hereto in Annex F.

      3.4. No Conflicts, etc. Except as set forth in Section 3.4 of the Buyer Disclosure Letter, the execution, delivery and performance of this Agreement and the Transaction Agreements by each member of the Buying Group party thereto, and the consummation of the transactions contemplated hereby and thereby, do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) other than Permitted Liens on any of the properties or assets of any member of the Buying Group under (a) any Law applicable to any member of the Buying Group or any of their properties or assets, (b) any provision of any Organizational Documents of any member of the Buying Group, or (c) any contract, agreement or other instrument to which any member of the Buying Group is a party or by which its properties or assets may be bound, except, in the case of clauses (a) and (c), for violations, breaches, or defaults that, individually and in the aggregate, have not had or resulted in a Buyer Material Adverse Effect. Except as specified in Section 3.4 of the Buyer Disclosure Letter, no Consent is required to be obtained or made by any member of the Buying Group in connection with the execution and delivery of this Agreement or any Transaction Agreement to which any member of the Buying Group shall be a party, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such Consent, individually and in the aggregate, would not have or result in a Buyer Material Adverse Effect.

      3.5. Undisclosed Liabilities, etc. No member of the Buying Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Section 3.5 of the Buyer Disclosure Letter, (b) as and to the extent disclosed or reserved against in the Buyer Financial Statements or specifically disclosed in the notes thereto and (c) for liabilities and obligations that (i) are incurred after the date of the latest balance sheet as included in the Buyer Financial Statements in the ordinary course of business consistent with prior practice and are not prohibited by Section 5.4 (none of which are incurred as a result of breach of contract, willful misconduct or gross negligence) and

(ii) individually and in the aggregate have not had or resulted in a Buyer Material Adverse Effect.

      3.6. Litigation. Section 3.6 of the Buyer Disclosure Letter sets forth a list and summary description of all Litigation involving any member of the Buying Group or the conduct or operations of the business of the Buying Group as of September 2, 1999 in which the amount payable (in each case if adversely determined, and without regard to whether the defense or liability in respect thereof is covered by policies of insurance or any indemnity, contribution, cost sharing or similar arrangement by or with any other Person) by any member of the Buying Group would reasonably be expected to exceed $100,000. Except as set forth in Section 3.6 of the Buyer Disclosure Letter, there is no Litigation pending or, to the Buyer's Knowledge, threatened by, or against any member of the Buying Group or any of its properties or assets, that, individually or in the aggregate, has had or resulted in a Buyer Material Adverse Effect (in each case, if adversely determined). There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the Buying Group, or that in any way affect the business of the Buying Group that, individually or in the aggregate, have had or resulted in a Buyer Material Adverse Effect.

      3.7. Affiliate Transactions. Section 3.7 of the Buyer Disclosure Letter contains a complete and correct list of all written and to the Knowledge of the Buyer, all oral, material agreements, contracts, arrangements or transfers of assets or liabilities, whether or not entered into in the ordinary course of business, to or by which any member of the Buying Group, on the one hand, and the Buyer or any of its Affiliates (other than any member of the Buying Group), on the other hand, are parties to that involve continuing liabilities and obligations that, individually or in the aggregate, are material to any member of the Buying Group.

      3.8. Absence of Changes. Since the date of the latest balance sheet included in the Buyer Financial Statements until the date of this Agreement, except as set forth in Section 3.8 of the Buyer Disclosure Letter, (a) the Buyer and each member of the Buying Group has conducted the business of the Buying Group in the ordinary course of business consistent with past practice in all material respects and no Buyer Material Adverse Effect has occurred and (b) the Buyer has neither declared nor paid any dividend on, made any distribution on, nor redeemed (except for repurchases of capital stock from members of management of the Buyer and its Subsidiaries) any shares of its capital stock.

      3.9. Tax Matters. All material Tax returns relating to a member of the Buying Group that were required to be filed have been filed and all Taxes shown as due thereon have been paid, except in each case, for any such failure that, individually and in the aggregate, has not had or resulted in a Buyer Material Adverse Effect.

      3.10. Assets. The Buying Group has good and valid title to, or in the case of leased property has good and valid leasehold interests in, all assets that are material to the business of the Buying Group, including but not limited to all such assets reflected in the latest balance sheet included in the Buyer Financial Statements or acquired since the date thereof (except as may be disposed of in the ordinary course of business after the date thereof and in accordance with this Agreement), in each case free and clear of any Lien other than Permitted Liens and Liens pursuant to the existing credit facility of the Buyer and its Subsidiaries.

      3.11. Brokers, Finders, etc. All negotiations relating to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of the Buyer or any of its Affiliates in such manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

      3.12. Purchase for Investment. The Buyer is purchasing the Target Stock and subscribing for the U.K. Shares solely for investment, with no present intention to resell the Target Stock or the U.K. Shares. The Buyer hereby acknowledges that the Target Stock has not been registered pursuant to the Securities Act or other applicable securities Laws and may not be transferred in the absence of such registration or an exemption therefrom under such Act or such Laws.

      3.13. Availability of Funds. The Buyer has delivered to the Seller complete and correct copies of (i) a commitment letter, dated September 14, 1999, addressed to the Buyer from The Chase Manhattan Bank, Chase Securities Inc., Bank of America and Banc of America Securities LLC for the aggregate amount of up to $450 million and (ii) a commitment letter, dated September 14, 1999, from Chase Securities Inc. and Banc of America Securities LLC with respect to up to $250 million of note financing for the transactions contemplated by this Agreement (together, the "Financing Letters"). As of the date hereof, the Buyer knows of no fact or circumstance that it believes will prevent it from obtaining the financing, pursuant to the Financing Letters or otherwise, necessary to pay the Cash Purchase Price and to perform its other obligations hereunder. As of the date hereof, the Buyer has not received any notice that the Financing Letters have been withdrawn.

      3.14. Year 2000. (a) The Buying Group has developed and commenced a plan which sets forth steps to ensure that all Computer Systems used or held for use by the Buying Group are, or will be before and shall remain during and after January 1, 2000, Year 2000 Compatible (the "Buyer Y2K Plan"). Pursuant to the Buyer Y2K Plan, the Buying Group has conducted an inventory and/or other investigations of any and all

Computer Systems used by such member or held for use by such member of the Buying Group in order to determine which parts of such Computer Systems are not Year 2000 Compatible and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000.

      (b) The Buyer Y2K Plan includes reasonable steps to investigate the Year 2000 Compatibility of the Computer Systems of all suppliers with which any member of the Buying Group has a relationship material to the business of the Buyer as currently conducted by such member of the Buying Group. Each member of the Buying Group has a reasonable basis to believe, and does believe, that the Computer Systems of all such suppliers and customers are, or will be before and shall remain during and after January 1, 2000, Year 2000 Compatible to the extent necessary or desirable for such member of the Buying Group to be able to continue to conduct the business of the Buyer as currently conducted without material disruption prior to, during and after January 1, 2000. The Buyer Y2K Plan includes reasonable contingency plans to minimize the effect of any failure of any member of the Buying Group, or any such supplier or customer, to cause its Computer Systems to be Year 2000 Compatible before January 1, 2000, which plans include, without limitation, alternative sources for mission-critical products and services. The Buying Group has provided or made available to the Seller a copy of the Buyer Y2K Plan and a current status report thereon.

      3.15. Buyer Disclosure Letter. Disclosure of any fact or item in any Section of the Buyer Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement if (x) an explicit cross-reference appears in such other Section of the Buyer Disclosure Letter or
(y) based on the disclosure in such first Section of the Buyer Disclosure Letter it is readily apparent that the disclosure applies to such other Section of the Buyer Disclosure Letter.


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                                   ARTICLE IV

                             Covenants of the Seller

      4.1. Conduct of the Moving Business. Except as set forth in Section 4.1 of the Seller Disclosure Letter, on and after the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to in writing by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Buyer (which response shall not be unreasonably delayed), with respect to the Moving Business, the Seller will, and will cause each member of the Selling Group and the Company Group to:

            (a) carry on the Moving Business in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable best efforts to preserve intact in all material respects its present business organization, not dismiss without cause its present officers and significant employees, and not terminate without cause any relationships with customers, suppliers, Agents, Authorized Representatives, Owner/Operators and others having material business dealings with it;

            (b) not declare dividends on, or redeem or repurchase any shares of, any class of its capital stock, increase any obligations of any member of the Company Group with respect to Indebtedness, repay any loans or other amounts outstanding to the Seller or any of its Affiliates, make capital expenditures in excess of $1,000,000 in any case or $10,000,000 in the aggregate, pay any bonuses or advances against salaries except as set forth in Section 4.1(b) the Seller Disclosure Letter, prepay any accounts payable other than in the ordinary course, delay payment of any trade payables other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business, provided that the Seller may


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

      cause members of the Company Group to make distributions of (x) cash dividends so long as the Seller reasonably believes that, after giving effect to such cash dividends, Closing Controllable Net Assets shall be equal to or greater than L92,400,000 and (y) Specified Freehold Property;

            (c) maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by it and that are material to the Moving Business in accordance with industry standards and in reasonable repair subject only to ordinary wear and tear;

            (d) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than any Permitted Lien), any of its material assets;

            (e) use commercially reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

            (f) pay accounts payable and other obligations, in the ordinary course of business consistent with past practice;

            (g) perform in all material respects all of its obligations under any Material Contracts;

            (h) not enter into or assume any Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except for such Contracts and amendments, supplements, waivers and modifications thereof that, individually and in the aggregate, are not material to any member of the Company Group or that are entered into, assumed or permitted in the ordinary course of business following prior notice to and consultation with the Buyer;


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

            (i) except in the ordinary course of business in connection with the renewal of any arrangements with any Agent, Authorized Representative, or Owner/Operator and following, in the case of any Agent or Authorized Representative renewal, notice to, and consultation with, the Buyer, no member of the Company Group shall make any material changes in policies or practices relating to commission, sales incentives or otherwise in its relations with Agents, Authorized Representatives and/or Owner Operators, or accounting therefor;

            (j) maintain in all material respects its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

            (k) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

            (l) not compromise, settle, grant any waiver or release relating to any material Litigation, except in the ordinary course of business consistent with past practice;

            (m) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents except as may be required to perform its obligations under this Agreement;

            (n) use commercially reasonable best efforts to maintain each U.S. member of the Company Group's good standing in its state of incorporation and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Consents necessary for, or otherwise material to, the Moving Business;

            (o) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person provided, that this


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

      provision shall not apply to any cash transactions in the ordinary course of business where the total consideration paid does not exceed $200,000;

            (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 2.8;

            (q) promptly advise the Buyer in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or resulted in a Material Adverse Effect or a breach of this Section 4.1;

            (r) ensure that none of the Insurance Companies shall enter into any new ceded quota share or other ceded reinsurance transaction (i) which provides for cancellation or termination by the reinsurer for any reason other than (x) for nonpayment of reinsurance premium, or (y) at the end of a calendar quarter with prior written notice to the Insurance Companies,
      (ii) which, except in the ordinary course of business, materially increases or reduces its consolidated ratio of net written premiums to gross written premiums or (iii) pursuant to which $1,000,000 or more in gross written premiums are ceded by to any Person;

            (s) ensure that none of the Insurance Companies enters into any new assumed reinsurance transaction;

            (t) ensure that none of the Insurance Companies will alter or amend in any material respect their existing investment guidelines or policies;

            (u) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (b), (d), (h), (i), (l), (m) and
      (p); and

            (v) conduct all Tax affairs relating to the Company Group only
      (i) in the ordinary course of business and consistent with past practice
      (ii) in good faith and


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

      (iii) in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into.

      4.2. No Solicitation. (a) Neither the Seller nor any of its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly (other than in connection with the transaction contemplated by this Agreement), (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into any discussions or negotiations with, in any way continue any discussions or negotiations commenced before the date of this Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any Person in connection with an Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding the foregoing, in the event the Seller receives an unsolicited Acquisition Proposal, the Seller may, solely for the purpose of clarifying the terms of such Acquisition Proposal, submit written requests to the Person making such proposal for additional information regarding such Acquisition Proposal. The Seller and the Board of Directors of the Seller may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Acquisition and the transactions contemplated by this Agreement and the Transaction Agreements or approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal, provided that in the event
(x) the Board of Directors has received an unsolicited Acquisition Proposal that the Board of Directors has determined in good faith provides superior value to the Seller and its stockholders compared to the transactions contemplated by this Agreement and (y) the Board of Directors of the Seller, based upon the advice of outside counsel, determines that its fiduciary duties so require, the Board


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

may modify or withdraw its recommendation of the Acquisition to the stockholders of the Seller. The Seller and each member of the Selling Group and the Company Group has terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      (b) The Seller will notify the Buyer immediately, orally and in writing, of any Acquisition Proposal or potential Acquisition Proposal of which the Seller becomes aware and will include in such notification the material terms and conditions of any such Acquisition Proposal. The Seller will keep the Buyer informed in reasonable detail of the status (including amendments or proposed amendments) of any such Acquisition Proposal.

      4.3. Access and Information. (a) Until the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article X, the Seller will (and will cause each other member of the Selling Group and the Company Group, and each of the Representatives of or to any member of the Selling Group and the Company Group, to) give the Buyer and its prospective lenders and investors, and their respective Representatives, reasonable access during reasonable business hours to all of such Person's respective properties, assets, books, contracts, commitments, reports and records primarily relating to the Moving Business or the Company Group, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company Group and copies of any work papers relating thereto as the Buyer shall from time to time reasonably request; provided, that such access shall not unreasonably interfere with operations of the Moving Business or the Selling Group. In addition, the Seller will, and will cause each member of the Selling Group and the Company Group to, permit the Buyer and its prospective lenders and investors, and their respective Representatives, reasonable access during reasonable business hours to each member of the Selling Group with respect to the Moving Business and the Company


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

Group, the Company Group's lenders, customers and suppliers, other Persons with whom any member of the Company Group does or has done business, and other Representatives or other personnel of any member of the Selling Group and the Company Group, as may be reasonably necessary to the Buyer in connection with its review of monthly unaudited financial information, properties, assets and business of the Company Group and the above-mentioned documents, records and information, provided, that prior to any discussions with customers, agents and suppliers, the Buyer shall provide the Seller notice and a reasonable opportunity to participate in such discussions.

      (b) The Seller will, and will cause each other member of the Selling Group and the Company Group to, retain all books and records relating to the Company Group in accordance with the Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, the Selling Group shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer's expense.

      4.4. Monthly Financial Information. Within twenty-three (23) days after the end of each monthly period after the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller shall deliver to the Buyer complete and correct copies of the Management Reports and the Monthly Combining Profit and Loss Statement as of and for each such monthly period, which information shall be prepared from, and in accordance with the books and records of the Company Group and on a basis consistent with the Management Reports and the Monthly Combining Profit and Loss Statements previously delivered by the Seller to the Buyer. Within fifteen (15) days of the date hereof, the Seller shall deliver to the Buyer complete and correct copies of Management Reports and the Monthly Combining Profit and Loss Statements, as of and for each


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

monthly period ended after June 30, 1999 that the Seller has not previously delivered to the Buyer.

      4.5. Public Announcements. Except as reasonably believed to be required by applicable Law or the rules of the London Stock Exchange Limited or the City Code on Take-overs and Mergers, the Seller shall not, and shall not permit any other member of the Selling Group or the Company Group to, make any public announcement in respect of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Buyer.

      4.6. Further Actions. (a) The Seller shall, and shall cause each other member of the Selling Group and the Company Group to, use commercially reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each member of the Selling Group and the Company Group to fulfill and perform its obligations in respect of this Agreement and the Transaction Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

      (b) The Seller shall (and shall cause each other member of the Selling Group and the Company Group to), as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and other applicable Law) required under any Law applicable to any member of the Selling Group and the Company Group, and give such reasonable undertakings as may be required in connection therewith, and (ii) use commercially reasonable best efforts to obtain or make, or cause to be obtained or made, all Material Consents to be obtained or made by any member of the Selling Group and the Company Group, in each case in connection with this Agreement or the Transaction Agreements, the purchase and sale of the Target Stock and the Canada Assets and the issuance of the U.K. Shares, or the consummation of the


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

other transactions contemplated hereby or thereby. The Seller shall, and shall cause each other member of the Selling Group and the Company Group to, (x) use commercially reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentation and (y) use commercially reasonable best efforts to resolve such objections, if any, that may be asserted with respect to the purchase and sale of the Target Stock and the Canada Assets, the issuance of the U.K. Shares as contemplated by this Agreement or any Transfer Document, under the antitrust or comparable Laws of any jurisdiction.

      (c) The Seller shall, and shall cause each other member of the Selling Group and the Company Group to, coordinate and cooperate with the Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Section 5.2.

      (d) At all times prior to the Closing Date, the Seller shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that would result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, upon becoming aware of the same.

      (e) If any third party whose consent is required to transfer the benefit of any Contract or Consent to the Buyer (the "Rights") does not consent to such transfer: (i) the Seller shall hold the Rights as an agent of and trustee for the Buyer and promptly deliver upon receipt any monies, goods or other benefits received pursuant to the Rights; (ii) the Seller shall give all commercially reasonable assistance to the Buyer at the Buyer's sole cost and expense, to enable the Buyer to enforce the Rights against any person to whom the Rights apply and shall take such actions with respect to the Rights as the Buyer shall reasonably request and to which the Buyer shall agree in its reasonable discretion; (iii) the


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

Buyer shall indemnify and hold harmless the Seller against any loss, liability cost or claim arising from or accruing as a result of any action taken on behalf of the Buyer or as agent of and trustee for the Buyer in connection with enforcement, transfer or performance under any of the Rights; and (iv) to the extent such consent is required as a condition to assignment of any such contract, this Agreement shall not be deemed an assignment of such Contract.

      4.7. Further Assurances. Following the Closing Date, the Seller shall, and shall cause each other member of the Selling Group and the Company Group to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and the Transaction Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

      4.8. Stockholder Vote; Circular. (a) Promptly following the execution of the Agreement, if required by applicable Law or stock exchange rules the Seller shall cause a circular (together with any amendments or supplements thereto, and including all exhibits, the "Circular") to be prepared and mailed to the stockholders of the Seller with respect to the Acquisition and the transactions contemplated hereunder which shall contain the recommendations of the Board of Directors referred to in Section 2.29. Except as expressly permitted in Sections 4.2(a) and (b), the Board of Directors of the Seller will not withdraw, modify or amend such recommendations.

      (b) If the approval of the Acquisition by the stockholders of the Seller is required under the rules of the London Stock Exchange Limited, the Circular will comply in all material respects with the provisions of applicable Laws and the Seller agrees to take all steps necessary to cause the Circular to be disseminated to the stockholders of the


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

Seller as and to the extent required by applicable Laws. The Circular will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with applicable Law and will comply in all material respects, both as to form and otherwise, with the requirements of applicable Law.

      4.9. Non-Compete. (a) (i) For a period of three years from the Closing Date (the "Non-Compete Period"), subject to Section 4.9(a)(iii), the Seller and its Affiliates (which term, for purposes of this Section 4.9(a) shall not include a party that acquires, either directly or indirectly, all of the assets or securities of the Selling Group following the Closing Date provided that such party may not use any assets, personnel or know-how of the Selling Group in any activity that would compete with the Moving Business in any geographic territory) shall not, directly or indirectly (other than through its investment in the Buyer), whether through an Agent, Authorized Representative or franchisee or otherwise, engage in or own, operate, manage, control, invest in, act as consultants or advisors to or otherwise assist any Person or entity that engages in, the Moving Business in any geographic territory.

      (ii) "Moving Business" means: (1) coordinating and arranging household to household moves, including the packing, unpacking, moving and forwarding of household goods and personal effects for individuals and employees of corporate clients or government or military agencies or authorities or the short-term or long-term storage and retrieval of household goods for such individuals and employees; (2) the moving, delivery, installation and/or packing of plant equipment, machinery, automation equipment, electronic or information technology products and equipment, medical equipment, fitness equipment, trade show exhibits and equipment and objects of art or art exhibits using specially equipped transportation equipment and the related short-term or long-term storage and retrieval of such products; (3) the coordinating and arranging and moving,


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

packaging and preparation for moving and/or unpacking and the provision of related mechanical and electrical services, of industrial plant and machinery or relocations of commercial facilities from one commercial location to another;
(4) the coordinating and arranging and moving, and/or packaging and preparation for moving, of business or office equipment or furniture from one office, warehouse or other business location to another; (5) the provision of records management services, being the collection, cataloguing, storage, retrieval, destroying or imaging of documents, records and archive material or providing digital records management services, whether the records are in physical or electronic format; (6) the provision of insurance services to customers and to other participants in the Moving Business; (7) the provision of third party relocation services, being private residential real estate brokerage services, the arranging and coordination of a household to household move, insurance in relation to relocation services, certain home management services (being tax consulting, cultural assimilation, language and mortgage assistance services), assistance in locating a new home for a client, consulting services and other ancillary services in relation to relocation services; and (8) the supply and hire of equipment and consumables used in the provision of or offered in connection with the Moving Business.

      (iii) Notwithstanding Section 4.9(a)(i), the Seller may continue to engage, directly or indirectly through its Affiliates, in the Logistics Business in any geographic territory.

      (iv) "Logistics Business" means: (1) the provision of supply chain management services, namely transport, distribution and warehousing services, stock control and related consultancy services provided in order to facilitate the movement of goods throughout the distribution process, including the following services provided in connection with such supply management services:
(A) providing inventory, ordering,


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

billing, duty management, customs services and the storage and retrieval of documents and records necessary for the provision of the Logistics Business by the Seller, (B) providing insurance (other than insurance relating to the freight forwarding of household goods and personal effects for individuals and used office furniture) to customers of the Logistics Business and to the owner operators of Merchants Home Delivery Services, in each case as currently provided by the Seller in connection with the Logistics Business, (C) moving plant equipment and machinery for customers of the Logistics Business as currently provided by the Seller's logistics division, (D) providing the logistics services currently provided by the Seller's logistics division to the Master Agreement Customers, and (E) the supply and hire of equipment and consumables owned by the Seller and used by the Seller solely in the provision of the Logistics Business by the Seller; (2) managing and providing home delivery services of new, reconditioned or repaired merchandise and the related removal of unwanted, damaged or used merchandise; (3) freight forwarding services of goods (other than household goods and personal effects for individuals and used office furniture), in each case from a manufacturing or distribution center or a similar commercial location; (4) delivering and installing new, reconditioned or repaired furniture, medical equipment, automation equipment or electronic or information technology equipment, including PCs, telecoms, photocopiers, catering and vending machines and the related removal of used equipment, in each case, not comprising (x) the moving of a substantial portion of a customer's business location or department thereof from one location to another or (y) the moving of a portion of a customer's business operations within such customer's business location and (5) moving equipment, plant and machinery held for use by the Seller and keeping the books and records of the Seller.

      (v) The Seller and its Affiliates hereby agree to use their commercially reasonable best efforts to continue the sub-contracting arrangements existing as of the date hereof, pursuant to which certain members of the Company Group provide services to customers of the Selling Group, including the Master Agreement Customers; provided, that the provision of services by members of the Company Group under such sub-contracting arrangements following the Closing Date shall be in a form reasonably acceptable to the Seller in its reasonable judgment.

      (b) Notwithstanding the foregoing, however, the Seller and its Affiliates may, without violating this covenant: (A) continue to engage in any business activity carried on by the Seller or any of its Affiliates, other than the Moving Business, in the 24 months immediately preceding the Closing Date, and
(B) subject to the provisions of Section 4.9(c) below, acquire any company or business (a "Seller Acquired Business") whose operations include the Moving Business in a geographic territory in which the Company Group currently operates (the "Competing Operations"); provided, that (i) the Competing Operations represent less than $50,000,000 of revenue per year of such Seller Acquired Business and (ii) the Seller or its Affiliate uses its commercially reasonable best efforts to divest such Competing Operations within one year after the consummation of the acquisition of such Seller Acquired Business.

      (c) The Seller agrees that until the expiration of the Non-Compete Period, in the event any Seller Acquired Business includes Competing Operations as set forth in Section 4.9(b), then within 45 days after acquiring such Competing Operations, the Seller will deliver written notice of such acquisition to the Buyer (a "Purchase Notice"). The Purchase Notice shall include financial statements of the Competing Operations, shall set forth a description of the Competing Operations, the purchase price (the "Business Price") that the Seller seeks to obtain in connection with the divestiture of such Competing Operations, and a summary of the material terms and provisions of the purchase agreement pursuant to which the Seller or its Affiliate acquired the Seller Acquired

Business, including, without limitation, any representations and warranties and indemnification provisions (collectively, the "Business Terms"). Upon delivery of the Purchase Notice, the Buyer (or such Affiliate as is designated by the Buyer) shall have the right to buy, and the Seller or its Affiliate or Subsidiary shall have the obligation to sell, such Competing Operations to the Buyer (or such Affiliate) (a "Business Purchase Right") at a price equal to the Business Price and on terms and conditions no more favorable to the Buyer (or its Affiliate) than the Business Terms. A Business Purchase Right shall be exercisable by the Buyer (or such Affiliate) by delivering written notice to the Seller within 30 days (the "Exercise Period") after delivery of the applicable Purchase Notice. The closing with respect to the exercise of any Business Purchase Right shall take place at the principal office of the Buyer on the fifth business day following satisfaction of customary closing conditions to be mutually agreed upon by the parties to such sale; provided that the parties shall use their commercially reasonable best efforts to consummate such sale within 120 days of such Purchase Notice. In the event that the Buyer gives notice that it does not wish to exercise a Business Purchase Right prior to the expiration of the Exercise Period or fails to exercise a Business Purchase Right within the Exercise Period, the Seller shall use its commercially reasonable best efforts to sell the Competing Operations to an unaffiliated third party within one year following the expiration date of the Exercise Period.

      (d) For a period of three years from the Closing Date, the Seller and its Affiliates from time to time shall not, directly or indirectly, solicit for employment any officer, director or senior manager (each a "Key Employee") of the Company Group; provided that the foregoing provision shall not prevent the Seller and its Affiliates from hiring any such Key Employee (A) who responds to a public advertisement placed by the Seller (or its Affiliate) not specifically addressed, in whole or in part, to any employee or employees of the Company Group or the Buyer or its Affiliates, (B) who has not been employed by the Company Group or the Buyer or its Affiliates during the preceding twelve months, (C) who has been terminated by the Company Group or the Buyer or its Affiliates or (D) who seeks employment with the Seller or its Affiliates without solicitation by the Seller or such Affiliate in violation of the terms hereof.

      (e) Nothing in this Section 4.9 shall prohibit the Seller or any of its Affiliates from time to time from being an owner of not more than five percent of the outstanding stock of any class of securities of a publicly traded corporation engaged in the Moving Business, so long as neither the Seller nor any of its Affiliates actively participates in the management of such corporation.

      (f) The parties acknowledge and agree that (i) the covenants set forth in this Section 4.9 are reasonable in geographical and temporal scope and in all other respects, (ii) neither of them would have entered into this Agreement but for the covenants contained herein, and (iii) the covenants contained herein have been made in order to induce each of the parties to enter into this Agreement.

      (g) If, at the time of enforcement of this Section 4.9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

      (h) Each of the parties recognizes and affirms that in the event of its breach of any provision of this Section 4.9, money damages would be inadequate and the damaged party would have no adequate remedy at law. Accordingly, each of the parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights under this Section 4.9 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 4.9. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each of the Seller and Buyer hereby waives the defense, that there is an adequate remedy at law.

      4.10. June 1999 Financial Statements. Within five business days after the date hereof, the Seller shall deliver to the Buyer true and correct copies of the unaudited combined financial statements of the Company Group as at and for the nine-month period ended June 30, 1999, including a review report from Seller Accountants and combined balance sheets, combined profit and loss accounts, combined statements of total recognized gains and losses, combined cash flow statements and combined statements of changes in NFC Group Investment, and accompanying notes (collectively, the "June 1999 Financial Statements"). The June 1999 Financial Statements shall be accompanied by a certificate, duly executed by a senior financial officer of the Seller restating, with respect to the June 1999 Financial Statements, the representations and warranties set forth in Section 2.6(b) with respect to the Unaudited Financial Statements (and, for purposes of this Agreement, such representations and warranties shall be deemed to have been made under Article II of this Agreement).

      4.11. Seller Accountants. Following the Closing, the Seller will cooperate and use its commercially reasonable efforts to assist the Buyer and the Company Group in connection with the preparation of the combined audited financial statements of the Company Group as at September 30, 1999 and for the year then ended.

      4.12. Trademark Assignments. To the extent the trademark registrations and applications included in the Owned Intellectual Property are not in the name of a Target Subsidiary or a Subsidiary of a Target Subsidiary, the Seller shall prepare or cause to be


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

prepared, execute, and forward to the Buyer, trademark assignments in substance and form reasonably satisfactory to the Buyer, as may be necessary or desirable to record an appropriate Target Subsidiary (as indicated by the Buyer to the Seller), or the Buyer, as applicable, as the record and beneficial owner of such trademark registrations and applications. The Seller shall, and shall cause each of its post-Closing Affiliates to, from time to time, execute and deliver to the Buyer such additional instruments, documents, conveyances or assurances and take all such other actions as shall be necessary or reasonably requested by the Buyer to confirm and assure transfer of beneficial and record title, in all relevant jurisdictions, to the relevant Target Subsidiary or the Buyer (as applicable) in and to each such trademark registration and application. The Buyer shall bear responsibility for, and pay, any costs associated with recordation of any such assignments in the appropriate trademark offices.

      4.13. Insurance. (a) In the event that, after the Closing, the Buyer or any of its Affiliates (including but not limited to any member of the Company Group or any successor thereto) shall suffer any loss, arising out of a third party claim or otherwise, that the Buyer in good faith notifies the Seller would be covered by any third party insurance policy maintained by or for the benefit of any member of the Selling Group or the Company Group (an "Insured Claim"), the Seller shall use its commercially reasonable efforts to, and shall cause each member of the Selling Group to use its commercially reasonable efforts to, present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 4.13. Nothing contained in this Section 4.13 shall limit the Seller's rights to present a claim for payment and receive the full amount of reimbursement for any loss,


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

arising out of a third party claim or otherwise, covered by an insurance policy that is maintained by or for the benefit of any member of the Selling Group.

      (b) Notwithstanding Section 4.13(a), the Seller shall not be obligated to, or to cause any member of the Selling Group to, present or prosecute any claim under any such insurance policy with respect to any Insured Claim unless
(i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred (as determined under the applicable insurance policy) prior to the Closing and (ii) the Buyer or the relevant Affiliate of the Buyer cooperates fully at its expense with the Seller's insurers in the investigation of such Insured Claim and (in the case of any Insured Claim arising out of a third party claim) the defense thereof and
(iii) the Seller receives notice of such Insured Claim from the Buyer in accordance with Section 4.13(a) prior to the fifth anniversary of the Closing Date. The Seller shall have the sole right to present or prosecute any claim under any insurance policy maintained by or for the benefit of the Seller or any Subsidiary of the Seller (other than any insurance policy maintained solely by or for the benefit of a member of the Company Group), and to direct the defense of any Insured Claim. Without limiting the foregoing, the Buyer shall cause each of its Affiliates to comply with this Section 4.13, and not to make any claim under any such insurance policy except through the Seller as provided in this
Section 4.13.

      (c) The amount of proceeds of any such insurance claim to be paid over to the Buyer shall be limited to the amount actually received by the Selling Group from its insurers with respect to such claim (net of any self-insured retention amount, deductible amount, or other amount that the Selling Group is required to reimburse its insurers under its contractual agreements with them, in each case with respect to such claim), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by the Selling Group in presenting and prosecuting such claim (to the extent not paid or reimbursed by its


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

insurers). The Buyer shall reimburse the Seller, upon written demand by the Seller (accompanied by evidence reasonably satisfactory to the Buyer), for such amount as the Seller is required to pay and does pay by way of retrospective premium adjustment in respect of such insurance policy on account of any payment by the insurer thereunder in respect of such claim.

      (d) Nothing contained in this Section 4.13 shall require any member of the Selling Group to keep in force and effect after the Closing any insurance coverage in effect at the time of the Closing. The Seller will give the Buyer
(x) to the extent reasonably practicable, 30 days' prior written notice before any member of the Selling Group terminates any insurance coverage in effect at the time of the Closing and applicable to any member of the Company Group and
(y) prompt written notice in the event that any member of the Selling Group receives notice from the insurer providing such coverage that such coverage is being canceled or is not being renewed.

      4.14. European and Asia Pacific Subsidiaries. The Seller shall cause NFC International Holdings (Netherlands II) BV to own (immediately prior to the Closing) all of the outstanding shares of capital stock of or other equity interests (other than nominee shares held by nominee shareholders) in each Subsidiary listed on Annex C-3 hereto.

      4.15. U.K. Property Agreement. The Seller shall, and shall cause each member of the Selling Group and each member of the Company Group that is a party to the U.K. Property Agreement, dated the date hereof and attached hereto as Exhibit J, to, fully comply with their respective obligations, covenants and agreements set forth in the U.K. Property Agreement. The U.K. Property Agreement shall not be amended or modified without the prior written consent of the Buyer.

      4.16. Settlement of Intercompany Indebtedness. Effective as of immediately before the Closing, the Seller shall settle or cause to be settled all intercompany


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

receivables or payables (including intercompany loans, notes or other agreements or arrangements evidencing Indebtedness) then existing between any member of the Selling Group, on the one hand, and any of the Company Group, on the other hand, provided that the intercompany indebtedness between Pickfords Limited and the Seller immediately prior to the Closing shall be fully repaid in cash on the Closing Date using the subscription proceeds from the issuance of the U.K. Shares. Upon the Closing Date, the Company Group shall cease to be part of the Seller's cash management system.

                                    ARTICLE V

                             Covenants of the Buyer

      5.1. Public Announcements. Prior to the Closing, except as required by any applicable Law, the Buyer shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby without the prior written consent of the Seller.

      5.2. Further Actions. (a) The Buyer shall, and shall cause each other member of the Buying Group to, use commercially reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each member of the Buying Group to fulfill and perform its obligations in respect of this Agreement and the Transaction Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

      (b) The Buyer shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including but not limited to under the HSR Act and other applicable Law) required under any Law applicable to the Buyer, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all


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

commercially reasonable efforts to obtain or make, or cause to be obtained or made, all Material Consents to be obtained or made by the Buyer, in each case in connection with this Agreement or the Transaction Agreements, the purchase and sale of the Target Stock and the Canada Assets and the issuance of the U.K. Shares, or the consummation of the other transactions contemplated hereby or thereby; provided that nothing herein shall require any member of the Buying Group to dispose of or hold separate any material portion of the business or the assets of the Company Group or the Buying Group. The Buyer shall, and shall cause each other member of the Buying Group to (x) use commercially reasonable best efforts to respond as promptly as practicable to all inquires received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentation and (y) use commercially reasonable best efforts to resolve such objections, if any, that may be asserted with respect to the purchase and sale of the Target Stock and the Canada Assets and the issuance of the U.K. Shares as contemplated by this Agreement or any Transfer Document under the antitrust or comparable Laws of any jurisdiction. The Buyer will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by
Section 4.6.

      (c) At all times prior to the Closing Date, the Buyer shall promptly notify the Seller in writing of any fact, condition, event or occurrence that would result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, promptly upon becoming aware of the same.

      5.3. Guarantees, Joint Obligations. (a) To the extent that the Seller or any of its subsidiaries is a guarantor of the obligations of any member of the Company Group to any third party identified in Section 5.3 of the Seller Disclosure Letter, (i) the Buyer


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

agrees to cooperate with the Seller and to use its commercially reasonable best efforts to have the Seller or any of its Subsidiaries released from all such guarantees and (ii) the Buyer shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the Moving Business from and after the Closing Date and shall indemnify the Seller for any claims brought in connection with any such breach.

      (b) Without limiting the generality of the foregoing, if the Naperville Guarantor is not released as guarantor under the Naperville Guaranty as of the Closing Date, then as long as the Naperville Guarantor remains as guarantor under the Naperville Guaranty after the Closing Date, the Buyer shall cause the Naperville Tenant to neither assign, convey, transfer, mortgage, grant a security interest in or otherwise dispose of or encumber the Naperville Lease or any interest therein, nor sublease, license or otherwise grant any right of use or occupancy in the premises under the Naperville Lease to any other Person, and the Buyer shall not cause or permit any change in voting or management control of the Naperville Tenant, in each case without the prior written consent of the Naperville Guarantor, which may be withheld in its sole discretion.

      5.4. Conduct of Buyer's Business. On and after the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by the Seller in writing, the Buyer will, and will cause each member of the Buying Group to carry on the business of the Buying Group in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable best efforts to preserve intact in all material respects its present business organization, not dismiss without cause its present officers and significant employees, and not terminate without cause any relationships with customers, suppliers, Agents, Owner/Operators and others having material business dealings with it. From and


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

after the date hereof through the Closing Date, the Buyer shall neither declare or pay any dividend on, make any distribution on, nor redeem (except for repurchases of capital stock from members of management of the Buyer) any shares of its capital stock.

      5.5. Monthly Financial Information. Within fifteen days after the end of each monthly period after the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Buyer shall deliver to the Seller
(i) an unaudited consolidated balance sheet of the Buying Group as of the end of such monthly period and the related unaudited consolidated statements of income, retained income and cash flows for the period then ended (together, the "Buyer Monthly Unaudited Financial Information") and (ii) a certificate, duly executed by the chief financial officer, the chief accounting officer or other senior financial officer of the Buyer restating with respect to such Buyer Monthly Unaudited Financial Information, the representations and warranties set forth in
Section 3.3 with respect to the Buyer Financial Statements.

      5.6. Non-Solicitation. For a period of three years from the Closing Date, the Buyer and its Affiliates from time to time shall not, directly or indirectly, solicit for employment any Key Employee of the Selling Group; provided that the foregoing provision shall not prevent the Buyer and its Affiliates from hiring any such Key Employee (A) who responds to a public advertisement placed by the Buyer (or its Affiliate) not specifically addressed, in whole or in part, to any employee or employees of the Selling Group or its Affiliates, (B) who has not been employed by the Selling Group or its Affiliates during the preceding twelve months, (C) who has been terminated by the Selling Group or its Affiliates or (D) who seeks employment with the Buyer or its Affiliates without solicitation by the Buyer or such Affiliate in violation of the terms hereof.

      5.7. Access and Information. Until the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article X, the Buyer will provide the


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

Seller access to the books and records of the Buying Group and senior executive officers of the Buyer to discuss matters relating to the business of the Buying Group, including the Buyer Financial Statements delivered to the Seller pursuant to this Agreement.

      5.8. Buyer Financing. The Buyer shall and shall cause each member of the Buying Group to use its commercially reasonable best efforts to satisfy the conditions set forth in Section 8.8, including the conditions set forth in the Financing Letters and if necessary, shall use its commercially reasonable best efforts to obtain alternative financing arrangements. The Buyer shall give prompt written or oral notice to the Seller of any material developments in the progress or changes in the status of the financing of the transactions contemplated by this Agreement.

      5.9. Post-Closing Access to Company Group. Following the Closing, the Buyer will cooperate and use its commercially reasonable best efforts to provide reasonable access to the Seller and to assist the Seller in connection with the preparation of (i) hyperion consolidated accounts files of the Seller (which need to be produced by November 2 for the fiscal year ended September 30, 1999),
(ii) any filings required to be made by the Seller under applicable Law or stock exchange regulations and (iii) any Tax Returns required to be filed by the Selling Group. The Buyer also agrees to provide reasonable access to the Seller following the Closing Date for purposes of the Seller's preparation of the Closing Balance Sheet.

      5.10. Non-Solicitation As To Moving Business. From the date hereof to the Closing Date, neither the Buyer nor any of its Subsidiaries nor any of their respective officers, directors, employees, representatives and agents including, without limitation, investment bankers, attorneys and accountants shall, directly or indirectly (other than in connection with the transaction contemplated by this Agreement), (i) solicit, initiate or encourage any Target Acquisition Proposal, (ii) enter into any discussions or negotiations


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

with, in any way continue any discussions or negotiations commenced before the date of this Agreement with, or disclose directly or indirectly any information not customarily disclosed concerning its business and properties to, or afford any access to its properties, books and records to, any Person in connection with a Target Acquisition Proposal or (iii) enter into any agreement with respect to a Target Acquisition Proposal or approve any Target Acquisition Proposal.

                                   ARTICLE VI

                      Covenants of the Buyer and the Seller

      6.1. Transitional Arrangements. On the Closing Date, the Seller and the Buyer shall enter into a Transitional Services Agreement, in the form attached hereto as Exhibit C.

      6.2. Right to Use Certain Marks; Name Changes. To the extent the trademarks, service marks, brand names or trade, corporate or business names of the Seller or of any of the Seller's Affiliates or divisions (other than any member of the Company Group) are applied to or used as of the Closing Date on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials of the Company Group ("Marked Materials") or appear on the Company Group's inventory (including work-in-process and inventory on order), as of the Closing Date, the Company Group may use such Marked Materials after the Closing Date without altering or modifying such Marked Materials, or removing such trademarks, service marks, brand names, or trade, corporate or business names. In such event, the Seller hereby grants to the Buyer and the Company Group an irrevocable, fully paid-up license, to remain in effect until the exhaustion of such Marked Materials in the ordinary course of business, to use any such trademarks, service marks, brand names, trade, corporate or business names in connection


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

with such Marked Materials. The Company Group agrees to exhaust such Marked Materials in the ordinary course of business as soon as is reasonably practicable after the Closing, but in any event within nine (9) months after the Closing Date. The Buyer further agrees that at no time after the Closing Date will it or any member of the Company Group represent, imply or otherwise state that it is affiliated with the Seller except as set forth in the shareholder documents to which the Seller and the Buyer are a party. Except as provided in this Section 6.2, no interest in or right to use any trademark, service mark, brand name or trade, corporate or business name or other Intellectual Property of the Seller or any Seller Affiliate or division (other than the Company Intellectual Property) is being transferred to the Buyer pursuant hereto. Prior to the Closing, the Seller will change the name of the members of the Company Group marked with an asterisk on Annex C-2 to eliminate the tradename "NFC" from the corporate names thereof.

      6.3. Confidentiality. (a) Existing Agreement. The parties hereto agree that with respect to the disclosure of information furnished hereunder or in connection herewith, the parties shall continue to be bound by the terms of that certain letter agreement, dated December 9, 1998 (the "Confidentiality Agreement"), between North American Van Lines, Inc. and the Seller. The Seller agrees to cause each member of the Selling Group to comply with the provisions of the Confidentiality Agreement as if each of them were parties to such agreement. From and after the Closing Date, the Buyer and its Affiliates and Representatives shall have no further liability or obligation under the Confidentiality Agreement with respect to information, agreements or documents of or relating to the Company Group.

      (b) Post-Closing Confidentiality. (i) From and after the Closing Date, the Seller shall not disclose to any Person or use, and shall not permit any other member of the Selling Subsidiaries (together with the Seller, "Seller Parties") or any officers, directors or employees of the Seller or any other member of the Selling Group to disclose to any Person or use, and shall use its reasonable efforts to prevent the respective other Representatives and contractors of any member of the Selling Group (such officers, directors, employees, other Representatives and contractors, "Seller Representatives") from disclosing to any Person or using,
(x) until the second anniversary of the Closing Date shall have occurred, any Buyer Information (as hereinafter defined) that has been previously furnished by or on behalf of the Buyer to any Seller Representative, or is so furnished prior to or on the Closing Date, or otherwise is known to any Seller Party on the Closing Date, or (y) any Confidential Buyer Information (as hereinafter defined) that becomes known to any Seller Party after the Closing Date pursuant to this Agreement or any Transaction Agreement or in connection with any of the transactions contemplated hereby or thereby. The term "Buyer Information" means any information concerning the Buyer or any member of the Company Group, or the business, activities or operations of the Buyer or any member of the Company Group, including but not limited to information relating to pricing, technologies, trade secrets, processes, customers, suppliers, financial data, statistics, or research and development, other than information that (1) is or becomes generally available to the public other than as a result of a disclosure by any Seller Party or Seller Representative, or (2) any Party or Seller Representative is required to disclose by law or legal process or pursuant to the rules of the London Stock Exchange Limited or other securities exchange, including historical financial information of the Company Group prior to the Closing Date. The term "Confidential Buyer Information" means any Buyer Information that the receiving Seller Party knows or reasonably should know is confidential or proprietary, or that the Buyer or any member of the Company Group has identified in writing to the receiving Seller Party as being confidential or proprietary.

      (ii) From and after the Closing Date, the Buyer shall not disclose to any Person or use, and shall not permit any member of the Company Group or any Affiliates of the Buyer (together with the Buyer, "Buyer Parties") or any officers, directors or employees of the Buyer Parties to disclose to any Person or use, and shall use its reasonable efforts to prevent the respective other Representatives and contractors of the Buyer or any member of the Company Group (such officers, directors, employees, other Representatives and contractors, "Buyer Representatives") from disclosing to any Person or using, (x) until the second anniversary of the Closing Date shall have occurred, any Seller Information (as hereinafter defined) that has been previously furnished by or on behalf of the Seller to any Buyer Representative, or is so furnished prior to or on the Closing Date, or otherwise is known to any Buyer Party on the Closing Date, or (y) any Confidential Seller Information (as hereinafter defined) that becomes known to any Buyer Party after the Closing Date pursuant to this Agreement or any Transaction Agreement or in connection with any of the transactions contemplated hereby or thereby. The term "Seller Information" means any information concerning the Seller, or the business, activities or operations of the Seller, including but not limited to information relating to pricing, technologies, trade secrets, processes, customers, suppliers, financial data, statistics, or research and development, other than information that (1) is or becomes generally available to the public other than as a result of a disclosure by any Buyer Party or Buyer Representative, or (2) any Buyer Party or Buyer Representative is required to disclose by law or legal process. The term "Confidential Seller Information" means any Seller Information that the receiving Buyer Party knows or reasonably should know is confidential or proprietary, or that the Seller has identified in writing to the receiving Buyer Party as being confidential or proprietary.

      (iii) In the event that any Seller Party is requested in any proceeding to disclose any Buyer Information, the Seller shall give the Buyer prompt written notice of such request so that the Buyer may seek an appropriate protective order. If in the absence of a protective order any Seller Party is compelled in a proceeding to disclose Buyer Information, such Seller Party may disclose such portion of the Buyer Information that in the opinion of the Seller's counsel such Seller Party is compelled to disclose, without liability under this Agreement, provided, however, that the Seller shall give the Buyer written notice of the Buyer Information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Buyer Information. In the event that any Buyer Party is requested in any proceeding to disclose any Seller Information, the Buyer shall give the Seller prompt written notice of such request so that the Seller may seek an appropriate protective order. If in the absence of a protective order any Buyer Party is compelled in a proceeding to disclose Seller Information, such Buyer Party may disclose such portion of the Seller Information that in the opinion of the Buyer's counsel such Buyer Party is compelled to disclose, without liability under this Agreement, provided, however, that the Buyer shall give the Seller written notice of the Seller Information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Seller Information. The Seller agrees that neither it nor any other Seller Party will appropriate any proprietary Buyer Information for its or their benefit, and the Buyer agrees that neither it nor any other Buyer Party will appropriate any proprietary Seller Information for its or their benefit.

      (iv) The Seller and the Buyer each acknowledge that the other such party and its Affiliates would be irreparably damaged in the event of a breach or a threatened breach


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

of any of the acknowledging party's obligations under this Section 6.3(b), and agrees (and shall cause each member of the Selling Group, in the case of the Seller, and each member of the Company Group, in the case of the Buyer, to agree) that, in the event of a breach or a threatened breach of any such obligation, the other such party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 6.3(b).

      (v) The provisions of this Section 6.3 shall not restrict the Buyer or any member of the Company Group, or the Seller or any other member of the Selling Group, from using Information in performing their respective obligations under, or enforcing the terms of, this Agreement or any Transaction Agreement, or in exercising their respective rights relating hereto or thereto or to the transactions contemplated hereby or thereby.

      6.4. [Intentionally Omitted.]

      6.5. Notice of Developments. The Seller may elect at any time to notify the Buyer of any development causing a breach of any of the representations and warranties in Article II. Unless the Buyer has the right to terminate this Agreement pursuant to Section 10.1(d) below by reason of the development and exercises that right within the period of twenty (20) days referred to in
Section 10.1(d) below, the written notice pursuant to this Section 6.5 will be deemed to have amended the Seller Disclosure Letter, to have qualified the representations and warranties in this Article II, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; provided that any such amendment, qualification or cure shall be limited to the purposes of Section 8.1(a), and shall not apply for the purposes of Section 11.1.

      6.6. Employee Matters. (a) Equity Based Compensation Plans. The Seller shall retain all liabilities related to equity based awards granted to employees of the Company Group under any of Seller's equity based compensation plans except to the extent such liability is (i) reflected as a liability in the Closing Balance Sheet and (ii) included in the definition of Closing Controllable Net Assets.

      (b) Continuation of Compensation and Benefits. For a period of not less than one year following the Closing Date, the Buyer shall provide employees of the Company Group with compensation and benefits which are substantially similar in the aggregate to the compensation and benefits provided to such employees as of the date of this Agreement; provided that the Buyer's obligation to provide such compensation and benefits shall not apply with respect to any equity based compensation, deferred compensation programs or executive perquisites provided to Company Group employees as of the date of this Agreement.

      (c) Canadian Employee Benefit Matters. (i) At least two business days prior to the Closing Date, the Buying Canada Subsidiary shall, with effect from and after the Closing but conditional upon the Closing, offer employment to all employees of the Selling Canada Subsidiary who are engaged in the Moving Business on substantially the same terms and conditions as such employees are presently employed by the Selling Canada Subsidiary. Section 6.6(c) of the Seller Disclosure Letter sets forth a list of all employees of the Selling Canada Subsidiary who are engaged in the Moving Business as of the date hereof. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". The Buying Canada Subsidiary shall recognize and preserve, for all purposes other than accrual of pension benefits, the Transferred Employees' years of service with the Selling Canada Subsidiary and any Affiliates thereof. Without limiting the scope of the foregoing, the

Buying Canada Subsidiary shall provide to the Transferred Employees employment conditions, benefits, responsibilities and duties which are substantially similar to those upon which the employees of the Selling Canada Subsidiary are presently employed by the Selling Canada Subsidiary and the Buying Canada Subsidiary shall, with respect to each Transferred Employee, honor outstanding vacation entitlements.

      (ii) The Selling Canada Subsidiary shall retain liabilities for all expenses, costs and other liabilities and obligations of any kind whatsoever arising out of or in connection with the termination of employment of those employees of the Selling Canada Subsidiary who do not accept the Buying Canada Subsidiary's offer of employment referred to in Section 6.6(c)(i) above.

      (d) Retirement Plan Discrimination Testing. Prior to the Closing Date, the Seller shall provide the Buyer with testing results, in form reasonably satisfactory to the Buyer, demonstrating that the Allied Van Lines, Inc. Retirement Plan is in compliance with the non-discrimination and coverage requirements set forth under ERISA and the Code.

      (e) Consultation Rights. The Seller shall not engage in any consultation or communication related to the terms of this Agreement with any collective bargaining group of employees or any works councils, without the prior consent of the Buyer.

      (f) Change of Control Agreements. The Seller shall retain all liabilities related to existing change of control agreements with employees of the Company Group, including, without limitation, all liabilities for performance bonuses, completion bonuses, accelerated vesting of awards and severance protection payments that are provided under such agreements (in the case of any such performance bonus or severance protection payment, only to the extent such payment exceeds the amount that would have been payable under the Seller's performance bonus or severance arrangement (as the case may


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be) applicable to such employee as in effect immediately prior to the date of such change in control agreement).

      6.7. Check the Box Elections. Buyer and Seller shall, and shall cause their respective Affiliates and advisors to, cooperate with each other in connection with the preparation and filing of the election forms contemplated by
Section 8.10. Seller shall provide drafts of such forms (including the Forms 8832 and SS-4) to Buyer and its advisors within two weeks after the date hereof, or, in the case of any Designated Target designated by Buyer after the date hereof, within two weeks after the date of such designation, but in any event no later than one week prior to the Closing Date. Such drafts shall be based on information theretofore provided between the Buyer and the Seller.

      6.8. Preferred Stock. The Seller shall bear (and reimburse, indemnify and hold harmless the Buyer, its Affiliates and their respective officers, directors, employees, agents, advisers and representatives for, from and against) any and all Taxes (including but not limited to any tax under Chapter 3 of Subtitle A of the Internal Revenue Code and any Taxes that were not previously paid by the Buyer pursuant to the provisions of this Section 6.8) imposed in respect of any share of Junior Preferred Stock (including without limitation in respect of any actual or deemed dividends in respect of any such share). If and to the extent that the Buyer pays any Tax in respect of any share of Junior Preferred Stock and such Tax payment either actually reduces the amount of a cash distribution otherwise payable on such share pursuant to paragraph (l)(iv)(A) of the Preferred Stock Certificate of Designation or actually reduces the Liquidation Preference (as defined in the Certificate of Designation) of such share pursuant to paragraph (l)(iv)(B) of the Preferred Stock Certificate of Designation (and thereby actually reduces the amount payable to the holder in exchange for such share), the Seller shall have no further liability under this


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

Section 6.8 in respect of such Tax payment. In the event that the Buyer intends to make a Tax payment in respect of any share of Junior Preferred Stock, the Buyer shall provide notice to the Seller of such anticipated Tax payment at least 10 days prior to making such payment. If and to the extent that the Seller provides the Buyer with a form, certificate, opinion of counsel or other evidence, reasonably satisfactory to the Buyer, to the effect that such Tax payment is not required or that a lower Tax payment is required, the Buyer shall not make such Tax payment or shall make such lower Tax payment, as the case may be. In the event any taxing authority shall propose a deficiency in the amount of Tax in respect any share of Junior Preferred Stock (or shall assess any such Tax), the Seller shall control, at its own expense, the conduct of all stages of any negotiation, settlement discussion, agreement process, dispute, audit or other administrative or judicial proceeding, to the extent related to such proposed deficiency or assessment. Upon the receipt of any such notice of a proposed deficiency, the Buyer shall promptly notify Seller of same, and shall furnish Seller or its agent with powers of attorney (or any other document or authorization) necessary or appropriate to carry out the provisions of the preceding sentence. Buyer may pay any such proposed deficiency to a governmental authority unless reasonably requested by the Seller to refrain from making such payment pending the outcome of related proceedings. For the avoidance of doubt, the Seller may not request the Buyer to refrain from making any such payment if, as a result of not making such payment, the taxing authority may seek payment from any officer, director, employee, agent, adviser or representative of the Buyer or its Affiliates as a "responsible person".

      6.9. U.K. Property Agreement Consents. In the event that any of the consents required to be obtained pursuant to the U.K. Property Agreement are not obtained prior to the applicable deadline set forth in the U.K. Property Agreement, the


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Buyer and the Seller agree to cooperate with one another in good faith and to take all actions reasonably necessary in order to locate similar leased or subleased property; provided that the reasonable costs and expenses incurred by a party in locating, moving to and occupying such similar leased or subleased property in excess of the rent under the lease for which such consent was required shall be at the sole expense of the party responsible for such consent under the U.K. Property Agreement.

                                   ARTICLE VII

                     Conditions to Obligations of Each Party

      The obligations of the Seller and the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

      7.1. No Injunction, etc. Consummation of the transactions contemplated hereby or by the Transfer Documents shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or by the Transfer Documents; provided that the party seeking to invoke this Section 7.1 shall have used all reasonable best efforts to have any such order, injunction, decree or judgment lifted or reversed.

      7.2. Antitrust Notifications. The notifications of the Buyer and the Seller pursuant to the HSR Act and the Other Antitrust Approvals, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated, provided that the party seeking to invoke this Section 7.2 shall have used its reasonable best efforts to file any application required to be filed under applicable Law and


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

provided further that the Buyer may not invoke this Section 7.2 with respect to approvals required in Germany and Australia unless the Buyer shall have filed an application with the relevant Governmental Authorities in Germany and Australia on or before the 10th business day following the date hereof.

      7.3. Insurance Department Approvals. All Insurance Department Approvals required to be made or obtained by any member of the Selling Group or the Company Group or the Buyer and its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained.

                                  ARTICLE VIII

                     Conditions to Obligations of the Buyer

      The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use commercially reasonable best efforts to cause to be fulfilled:

      8.1. Representations, Performance. (a) The representations and warranties of each member of the Selling Group contained in this Agreement or in any Transaction Agreement shall be true and correct in all respects at and as of the date hereof, and at and as of the Closing Date with the same effect as though made on and as of the Closing Date except where the failure to be true and correct, individually and in the aggregate, has not had or resulted in a Material Adverse Effect.

      (b) The Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date, except for such nonperformance or noncompliance which has not had or resulted in a Material Adverse Effect.


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

      (c) The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Seller, to the effect set forth above in Section 8.1(a).

      8.2. Consents. All Material Consents shall have been made or obtained. Complete and correct copies of all such Material Consents shall have been delivered to the Buyer.

      8.3. Resignation of Directors. All directors shall appoint the new directors designated by the Buyer and all directors and officers of any member of the Company Group whose resignations shall have been requested by the Buyer not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

      8.4. FIRPTA Certificate. The Seller shall have delivered to the Buyer a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that NFC International Holdings (USA) Investment Company is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

      8.5. No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.

      8.6. Transaction Agreements. Each of the Transfer Documents and the Ancillary Agreements shall have been executed and delivered by each member of the Selling Group party thereto.

      8.7. Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from outside counsel to the Seller (which may be more than one firm), in form and substance satisfactory to the Buyer in its reasonable judgment, containing the opinions set forth in Exhibit G.


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      8.8. Financing. The Buyer shall have obtained, pursuant to the Financing
Letters or otherwise, the funds necessary to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

      8.9. Certain Financial Statements. The Seller shall have delivered to the Buyer the June 1999 Financial Statements as contemplated by Section 4.10.

      8.10. Check the Box Elections. At least one business day prior to the Closing Date, the Seller shall have caused an election to be duly and validly filed with respect to each Designated Target pursuant to which such Designated Target elects, effective no later than one business day prior to the Closing Date, to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as contemplated by U.S. Treasury Regulation ss. 301.7701-3, and shall have taken no action that would alter the effect of any such election. The form, substance and manner of filing of each such election shall have been approved by the Buyer prior to the actual filing thereof, which approval shall not be unreasonably withheld.

      8.11. U.K. Property Agreement. All of the leases, subleases and other transactions required to be entered into or completed by the Closing Date as provided for in the U.K. Property Agreement shall have been entered into or completed.

      8.12. Termination of Intercompany Insurance. The insurance arrangements between Allied Van Lines, Inc., on the one hand, and NFC Insurance Ltd., a Guernsey company, and Transguard Insurance Ltd., a Bermuda company, shall have been terminated and mutual general releases in form and content reasonably acceptable to the Buyer shall have been executed by all parties to such insurance arrangements.

                                   ARTICLE IX

                     Conditions to Obligations of the Seller


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

      The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use commercially reasonable best efforts to cause to be fulfilled:

      9.1. Representations, Performance, etc. (a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time, except where the failure to be true and correct, individually and in the aggregate, has not had or resulted in a Buyer Material Adverse Effect.

      (b) The Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except for such nonperformance or noncompliance which has not had or resulted in a Buyer Material Adverse Effect.

      (c) The Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by the Buyer's President or a Vice President to the effect set forth above in Section 9.1(a).

      (d) The Buyer shall have delivered to the Seller the Common Stock Certificate, the Preferred Shares Certificate and the Warrant.

      9.2. No Buyer Material Adverse Effect. Since the date hereof, no Buyer Material Adverse Effect shall have occurred.

      9.3. Opinion of Counsel. The Seller shall have received an opinion, addressed to it and dated the Closing Date, from outside counsel (which may be more than one firm) for the Buyer, in form and substance satisfactory to the Seller in its reasonable judgment, containing the opinions set forth in Exhibit H.


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

      9.4. Transaction Agreements. Each of the Transfer Documents and the Ancillary Agreements shall have been executed and delivered by each member of the Buying Group thereto.

                                    ARTICLE X

                                   Termination

      10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) By the written agreement of the Buyer and the Seller;

            (b) By the Buyer or the Seller after 5:00 p.m. New York City time on March 31, 2000 if the transactions contemplated hereby shall not have been consummated pursuant hereto unless the failure to consummate this Agreement results primarily from a breach of any covenant by the party seeking to terminate, unless such date is extended by the mutual written consent of the Seller and the Buyer;

            (c) By either the Buyer or the Seller by written notice to the other party if:

                  (i) the other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure (x) shall not have been cured within thirty (30) days following notice of such failure, and
            (y) individually, or in the aggregate, has had or resulted in a Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, or

                  (ii) the terminating party shall have become aware of any
            fact, condition, event or occurrence that, individually or in the aggregate, has caused or could reasonably be expected to cause the representations and warranties of the other party not to be true and correct in all material respects as of such date or the

            Closing Date as though made on and as of such date or the Closing Date and such failure to be true and correct (x) shall not have been cured within thirty (30) days following notice thereof and
            (y) individually or in the aggregate, has had or resulted in a Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be;

            (d) By the Buyer by written notice to the Seller at any time prior to the Closing in the event (i) Seller has within the then previous twenty
      (20) days given the Buyer any notice pursuant to Section 6.5 above and
      (ii) the development that is the subject of the notice, individually or in the aggregate, has had or resulted in a Material Adverse Effect;

            (e) By the Seller or the Buyer if the stockholders of the Seller fail to approve the Acquisition, if required by applicable Law or stock exchange regulation, or by the Buyer if the meeting of the stockholders of the Seller contemplated by Section 4.8 has been called but does not take place; or

            (f) By the Seller by written notice to the Buyer no later 5:00 p.m. on the fifth business day following the Seller's receipt of written notice from the Buyer that any of the Financing Letters have been withdrawn.

      10.2. Effect of Termination. (a) In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement and Ancillary Agreement executed as of the date hereof shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except as specified in Sections 6.3, 11.1 and 11.2 and except for any liability resulting from such party's breach of this Agreement and except as otherwise provided in this Section 10.2.



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      (b) Within two business days of the termination of this Agreement by the
Buyer or the Seller under Section 10.1(e) the Seller shall pay to the Buyer an amount equal to the Buyer's actual and reasonably documented out-of-pocket expenses incurred by the Buyer and its Affiliates in connection with the Acquisition up and until the date of termination in an amount not to exceed $6,000,000 (the "Expenses"). In addition, in the event that this Agreement shall have been terminated by the Buyer or the Seller pursuant to Section 10.1(e) and prior to the meeting of the stockholders of the Seller contemplated by Section 4.8, the Board of Directors of the Seller shall have modified or withdrawn its recommendation to the stockholders of the Seller, the Seller shall pay to the Buyer an amount equal to $4,000,000 (the "Termination Fee") concurrent with the payment of the Expenses pursuant to the immediately preceding sentence in
Section 10.2(b). In the event that (a) the Buyer shall have been entitled to the Termination Fee and (b) the Seller enters into an agreement with respect to an Acquisition Proposal involving all or substantially all of the Moving Business with any party other than the Buyer or one of its Affiliates on or prior to the first anniversary of the date of termination of this Agreement, the Seller shall pay to the Buyer an amount equal to $5,000,000 by wire transfer on the date the transaction contemplated by such Acquisition Proposal is consummated.

      (c) In the event that a Seller Acquisition Proposal has been received by the Seller and (x) the meeting of the stockholders of the Seller contemplated by
Section 4.8 has been called and does not take place or (y) such meeting of the stockholders of the Seller takes place but the stockholders of the Seller fail to approve the Acquisition, then within two business days of the termination of this Agreement under Section 10.1(e) the Seller shall pay to the Buyer an amount equal to the Expenses and the Termination Fee. In addition, in the event that
(a) the Buyer shall have become entitled to the Termination Fee as set forth in
Section 10.2(c), (b) this Agreement shall have been terminated pursuant


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to Article XI and (c) the Seller enters into an agreement with respect to a
Seller Acquisition Proposal with any party on or prior to the first anniversary of the date of termination of this Agreement, the Seller shall pay to the Buyer an amount equal to $5,000,000 by wire transfer on the date such Seller Acquisition Proposal is consummated.

                                   ARTICLE XI

                                 Indemnification

      11.1. Indemnification by the Seller. (a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller covenants and agrees to defend, indemnify and hold harmless each of the Buyer, its Affiliates, the members of the Company Group and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Transaction Agreement but excluding incidental, indirect or consequential damages and damages for lost profits (collectively, "Losses"), resulting from or arising out of:

            (i) any breach of any representation or warranty when made or deemed made by any member of the Selling Group herein or in connection herewith (other than the representations and warranties set forth in Section 2.9 and other than, in the case of the representations and warranties in
      Section 2.20(f), in connection with the termination by the Buyer of the Allied Retirement Plan);


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

            (ii) any failure of any member of the Selling Group to perform any covenant or agreement hereunder or under the U.K. Property Agreement, the Pensions Agreement or the Transition Services Agreement or fulfill any other obligation in respect hereof or thereof;

            (iii) until March 31, 2002 (the "Special Indemnity Period"), any Third Party Proceeding (whether based on contract, tort, the alleged violation of any Law (including any Environmental Law), or any acts or omissions by any member of the Selling Group or the Company Group or by any of their respective directors, officer, employees, contractors, licensees, lessees or agents), which, and only to the extent that it, arose or arises out of or occurred as a result of (or which is based upon or results from) events that occurred or conditions that existed or the ownership of the Target Stock, the U.K. Shares or the Canada Assets or the operation of the Moving Business (including any businesses disposed of or discontinued) on or prior to the Closing Date other than any Loss resulting from or arising out of (x) liabilities disclosed in the Seller Disclosure Letter (other than Litigation), (y) ordinary course operating liabilities of the kind that are recorded on the Closing Balance Sheet as current liabilities and (z) all pending Litigation (including insurance claims) that is disclosed in Section 2.15 of the Seller Disclosure Letter and all other pending Litigation (i.e., claims with costs reasonably expected to be less than $100,000 not required to be disclosed in Section
      2.15 of the Seller Disclosure Letter) (the Litigation described in this clause (z), the "Reserved Litigation");

            (iv) the Excluded Canada Liabilities;

            (v) the Restructuring Transactions; and

            (vi) the failure of any Computer System operated by Allied Van Lines, Inc. or its Subsidiaries to be Year 2000 Compatible.


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

      (b) For purposes of this Section 11.1, any inaccuracy in any representation or warranty shall be determined without regard to any materiality or Material Adverse Effect qualification.

      (c) Except for Losses resulting from inaccuracies in the representations and warranties contained in Sections 2.1, 2.3 and 2.26, the Seller shall not be required to indemnify the Buyer Indemnitees with respect to any claim for indemnification pursuant to clause (i) of Section 11.1(a) in respect of any Losses resulting from inaccuracies in the representations and warranties of any member of the Selling Group referred to in such clause, (x) unless and until the amount of any claim gives rise to Losses in excess of $25,000 and (y) unless and until the aggregate amount of all claims against the Seller under this Section
11.1 exceeds $4,000,000, but in such event indemnification shall be made by the Seller for the full amount of all claims against the Seller, provided, however, that (A) the aggregate liability of the Seller to the Buyer with respect to all claims for indemnification under clauses (i) and (iii) of Section 11.1(a) shall not exceed $200,000,000 and (B) the Buyer shall not be entitled to indemnification for any Loss if and to the extent that such Loss is
(1) reflected as a liability on the Closing Balance Sheet and (2) included in the definition of Closing Controllable Net Assets. In addition, the Seller shall not be required to indemnify the Buyer Indemnitees with respect to any claim for indemnification for Reserved Litigation until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of such Reserved Litigation exceeds the aggregate amount of reserves on the Closing Balance Sheet for such Reserved Litigation.

      11.2. Indemnification by the Buyer. (a) The Buyer covenants and agrees to defend, indemnify and hold harmless the Seller from and against any and all Losses resulting from or arising out of (i) any breach in any representation or warranty made by the Buyer herein or in connection herewith; or (ii) any failure of the Buyer to perform any covenant or agreement hereunder or under the U.K. Property Agreement, the Pensions Agreement or the Transition Services Agreement or fulfill any other obligation in respect hereof or thereof.

      (b) Except for Losses resulting from inaccuracies in the representations and warranties contained in Section 3.1 and 3.11, the Buyer shall not be required to indemnify the Seller with respect to any claim for indemnification pursuant to clause (i) of Section 11.2(a) in respect of any Losses resulting from inaccuracies in the representations and warranties of the Buyer referred to in such clause, (x) unless and until the amount of any claim gives rise to Losses in excess of $25,000 and (y) unless and until the aggregate amount of all claims against the Buyer under this Section 11.2 exceeds $4,000,000, but in such event indemnification shall be made by the Buyer for the full amount of all claims against the Buyer, provided, however, that the aggregate liability of the Buyer to the Seller with respect to all claims for indemnification under clause
(i) of Section 11.2(a) shall not exceed $200,000,000.

      11.3. Payment Adjustments, etc. Any payments made pursuant to this Article XI shall result in a corresponding adjustment to the allocation set forth in Annex D.

      11.4. Indemnification Procedures. (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume at any time the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified


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

Party may participate in such defense at such Indemnified Party's expense subject to the ultimate decision making authority and control of the Indemnifying Party, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure materially prejudices the Indemnifying Party as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party (other than the mere existence of the Indemnifying Party's obligation to indemnify the Indemnified Party pursuant to this Article XI) which would reasonably be expected to materially impair the ability of the Indemnifying Party to defend against such claim or prevent the fair representation of the Indemnified Party, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event the Indemnified Party does so take over and assume control of the defense, the Indemnified Party agrees reasonably to inform the Indemnifying Party of the progress and of any developments related to such claim or defense and to provide such materials and access to counsel as reasonably requested by the Indemnifying Party. In the event that the


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

Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and to settle or agree to pay in full such claim or demand, and the Indemnifying Party shall remain liable under this Article XI for the full amount of such demand or claim and any Losses in connection therewith subject to the limitations set forth in Section 11.1. In any event, the Seller and the Buyer shall cooperate in the defense of any claim or litigation subject to the provisions of Article XI and the records of each shall be available to the other with respect to such defense.

      (b) If an Indemnified Party receives, subsequent to its receipt of any indemnification from an Indemnifying Party, an amount in respect of the Losses for which it has received indemnification (the "Indemnified Losses") under insurance coverage, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any indemnification payment made by such Indemnifying Party up to such amount received under such insurance coverage. If any Losses for which an Indemnifying Party is responsible or allegedly responsible pursuant to Section 11.1 or 11.2 are recoverable or potentially recoverable under insurance coverage at the time when payment is due hereunder, following payment by the Indemnifying Party for such Losses, (a) the Indemnified Party shall attempt in good faith to collect any and all such Losses under such insurance coverage or (b) at the request of the Indemnifying Party, the Indemnified Party shall assign any and all rights that it may have to recover such Losses to the Indemnifying Party, or, if such rights are not assignable under applicable law or otherwise, the Indemnified Party shall continue to attempt in good faith to collect any and all such Losses under such insurance coverage for the benefit of, and at the expense and direction of, the Indemnifying Party.


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      11.5. Survival of Representations and Warranties, etc. All claims for indemnification under clause (i) of Section 11.1(a) or clause (i) of Section 11.2(a) with respect to the representations and warranties contained herein must be asserted on or prior to the date of the termination of the respective survival periods set forth in this Section 11.5, and all claims for indemnification under clause (iii) of Section 11.1(a) must be asserted on or prior to the end of the Special Indemnity Period. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

            (a) except as set forth in clause (b) below, the representations and warranties contained in this Agreement shall survive until March 31, 2001;

            (b) the representations and warranties of the Seller contained in Sections 2.1, 2.3, 2.9, and 2.26 and of the Buyer contained in Sections
      3.1 and 3.11 and shall survive without limitation (subject, in the case of Section 2.9, to any statutes of limitations applicable to the particular Tax at issue).

      11.6. Limitations on Indemnification. No party to this Agreement, nor any other Indemnified Party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification under this Article XI.

      11.7. Exclusive Remedy. Except for matters covered by the Tax Matters Agreement (or Section 6.8) and for claims based on fraud or intentional misrepresentation (including with respect to the matters set forth in Section 2.9), the Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article XI shall be the sole and exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement. The Tax Matters Agreement shall be the sole and exclusive remedy of the Buyer and the Seller with respect to the matters covered


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therein (except to the extent inconsistent with the Pensions Agreement in which case the terms of the Pensions Agreement shall control and except to the extent inconsistent with paragraph 11 of the U.K. Property Agreement in which case paragraph 11 of the U.K. Property Agreement shall control). The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article XI (other than this Section 11.7) shall not apply in the case of a breach of a representation or warranty set forth in Section 2.9.

      11.8. Entities Making Payments. Notwithstanding any other provision of this Article XI, in the case of any payment required to be made between the Seller and the Buyer under this Article XI in respect of a particular member of the Company Group, the payment shall be made between the relevant Selling Subsidiary that (directly or indirectly) disposed of such member and the relevant Buyer Subsidiary that (directly or indirectly) acquired such member. In the case of any payment made under this Article XI in respect of the Canada Assets, the payment shall be made between the Selling Canada Subsidiary and the Buyer Subsidiary that purchased the Canada Assets. In the case of any payment made under this Article XI in respect of the U.K. Target Subsidiary or any of its Subsidiaries, the payment shall be made between Realcause Ltd. and the relevant Buyer Subsidiary that subscribed for the U.K. Shares.

                                   ARTICLE XII

                                   Definitions

      12.1. Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits, Annexes and hereto, the Seller Disclosure Letter and the Buyer Disclosure Letter) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references


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to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Article XII and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

      12.2. Certain Terms. Whenever used in this Agreement (including in the Seller Disclosure Letter), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

            Accountant: as defined in Section 1.3(b).

            Acquisition: as defined in the preamble to this Agreement.

            Acquisition Proposal: any bona fide offer, proposal or other indication of interest from a third party regarding any of the following (other than the transaction provided for in this Agreement involving the Moving Business and other than in connection with any internal restructuring within the Seller's company group): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any Subsidiary of the Seller involved in the Moving Business and any third party; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of (x) any equity securities of any Subsidiary of the Seller engaged in the Moving Business or (y) a material portion of the assets of any Subsidiary of the Seller involved in the Moving Business, taken as a whole, in a single transaction or series of related transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


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            Adjustment Certificate: as defined in Section 1.3(a).

            Adjustment Report: as defined in Section 1.3(c).

            Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

            Agent: any local moving and storage company that provides customers with the sales, packing, warehousing, a portion of the hauling required or other similar services to support the international or domestic moving services of the Company Group.

            Agreement: this Acquisition Agreement, including the Exhibits, Annexes, Seller Disclosure Letter and Buyer Disclosure Letter hereto.

            Amendment No. 1 to the Registration and Participation Agreement: the amendment to the Registration Agreement to be entered by the Seller, the Buyer and Clayton, Dubilier & Rice Fund V Limited Partnership on the Closing Date, in the form attached hereto as Exhibit D.

            Ancillary Agreements: the Warrant, NFC Letter Agreement, Amendment No. 1 to the Registration and Participation Agreement, Transition Services Agreement, Tax Matters Agreement, Pensions Agreement, and the U.K. Property Agreement.

            Antitrust Division: the Antitrust Division of the United States Department of Justice.


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            Assets: as defined in Section 2.10.

            Audited Financial Statements: the audited consolidated financial statements of the Company Group as at and for the years ended September 30, 1996, September 30, 1997 and September 30, 1998, together with audit reports on such year-end statements by Ernst & Young, the Company Group's independent public accountants, including in each case combined balance sheets, combined profit and loss accounts, combined statements of total recognized gains and losses, combined cash flow statements and combined statements of changes in NFC Group Investment, and accompanying notes.

            Authorized Representative: means any moving and storage company that provides customers with sales, warehousing, storage or moving services within the international network of representatives established by the Company Group.

            Business Price: as defined in Section 4.9(b).

            Business Purchase Right: as defined in Section 4.9(b).

            Business Terms: as defined in Section 4.9(b).

            Buyer: as defined in the preamble to this Agreement.

            Buyer Common Stock: as defined in Section 1.1(d).

            Buyer Disclosure Letter: the disclosure letter, delivered to the Seller by the Buyer, dated September 14, 1999.

            Buyer Financial Statements: the consolidated financial statements of the Buyer as of March 28, 1998 and for the period December 28, 1997 through March 28, 1998 and the consolidated financial statements of the Buyer and its Subsidiaries as of December 26, 1998 and March 29, 1998 and for the period March 29, 1998 (inception) through December 26, 1998, together with reports on such year-end statements by PricewaterhouseCoopers LLP, the Buyer's independent public accountants, and


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      the unaudited consolidated financial statements of the Buyer as at and for the six-month period ended June 30, 1999, including in each case, a balance sheet, a statement of income, a statement of changes in stockholder's equity and statement of cash flows, and accompanying notes, together with a review report on such interim statements by PricewaterhouseCoopers LLP, the Buyer's independent public accountants.

            Buyer Indemnitees: as defined in Section 11.1.

            Buyer Information: as defined in Section 6.3(b).

            Buyer Material Adverse Effect: means (a) any event, occurrence, fact or change that, individually or in the aggregate, is or would reasonably be expected to become, within a reasonable period of time, materially adverse to the business, operations, assets, liabilities, or results of operations of the Buying Group taken as a whole as existing or conducted by the Buying Group as of the date hereof or as of the Closing Date, as the case may be (including any event, occurrence, fact or change resulting from major economic recession, war or other major global turmoil), provided, however, that any adverse change in the U.S. or global financial or capital markets shall not alone constitute a Buyer Material Adverse Effect or (b) the material impairment of the ability of the Buying Group to perform their respective obligations hereunder or under any of the Transaction Agreements.

            Buyer Monthly Unaudited Financial Information: as defined in Section 5.5.

            Buyer Parties: as defined in Section 6.3(b).

            Buyer Representatives: as defined in Section 6.3(b).

            Buyer's Knowledge or Knowledge of the Buyer: the actual knowledge of
      R. Barry Uber, Jeffrey Kaczka, Don Saulic, Ralph Ford, Gerald Burns,
      Ronald


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      Milewski, Peter Schleicher, Kevin J. Conway, David A. Novak, James W.
      Rogers, Charles P. Pieper, Michael G. Babiarz and Cheryl M. Kozlowski.

            Buying Group: as defined in the preamble to this Agreement.

            Buying Subsidiaries: as defined in the preamble to this Agreement.

            Canada Assets: collectively, all right, title and interest of the Seller and the Selling Group in and to all the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Canada Assets) primarily relating to or used primarily or held for use in connection with the Moving Business as conducted or located in Canada as the same may exist on the Closing Date, including, without limitation, all such assets, properties and rights included in the September 1998 Balance Sheet.

            Canada Liabilities: the following liabilities relating to the Canada Assets and existing at or arising on or after the Closing Date: (i) any trade accounts payable incurred in the ordinary course of business consistent with prior practice and other ordinary course operating liabilities of the Moving Business as conducted in Canada of the kind that are recorded on the combined balance sheet of the Moving Business as current liabilities; (ii) any and all liabilities, obligations and commitments arising out of the agreements, contracts and commitments set forth on the Section 2.12(a) of the Seller Disclosure Letter (or not required to be set forth therein because of the amount involved), but not including any obligation or liability for any breach thereof occurring prior to the Closing Date; and (iii) liabilities in respect of Canada Transferred Employees to the extent specifically assumed by the Buyer pursuant to Section 6.6(c).


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            Cash Purchase Price: as defined in Section 1.1(g).

            Category 2 Leases: as defined in the U.K. Property Agreement.

            CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601 et seq.

            Circular: as defined in Section 4.8(a).

            Closing: as defined in Section 1.1.

            Closing Balance Sheet: the audited consolidated balance sheet of the Company Group as of the Closing Date, which shall (a) have been audited in accordance with U.K. generally accepted auditing standards by the Seller Accountants, (b) fairly present the financial position of the Company Group as at the close of business on the Closing Date (without giving effect to the sale and purchase of the Target Stock or the Canada Assets or the assumption of the Canada Liabilities or the issuance of the U.K. Shares or any subsequent transaction contemplated hereby or by any of the Ancillary Agreements), (c) be prepared in accordance with U.K. GAAP applied on a basis consistent with the preparation of the September 1998 Balance Sheet subject to the changes necessary to comply with FRS 10 and 12 and (d) include line items substantially consistent with those in the September 1998 Balance Sheet, provided, that the Closing Balance Sheet shall reflect (i) accruals, pro rated for the portion of the 2000 fiscal year of the Company Group ended on the Closing Date, for all year-end adjustments that would be reflected in the audited consolidated balance sheet of the Company Group as of the end of such fiscal year and (ii) a specified amount for the aggregate reserve for Reserved Litigation. Each accounting term used herein shall have the meaning that is applied thereto in accordance with U.K. GAAP and each account included in the Closing Balance Sheet shall be calculated in accordance with U.K. GAAP and shall be consistent with the books and records of the Company


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      Group. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles, other than changes necessary to comply with FRS 10 and 12, shall be made from those utilized in preparing the Audited Financial Statements (without regard to materiality), including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

            Closing Controllable Net Assets: as set forth on the Closing Balance Sheet, an amount equal to the net assets of the Company Group, excluding all Tax balances and NFC Group balances as determined in a manner shown on the Statement of Pro Forma Purchase Price Adjustment attached hereto as Annex G; provided, that with respect to Controllable Net Assets determined as of the close of business on the Closing Date, the amount of trade debtor assets on the Closing Balance Sheet shall be decreased by (pound)0.8 million or such lesser amount as remains uncollectible at Closing from Vanguard trade debtors.

            Closing Date: as defined in Section 1.2.

            Code: the Internal Revenue Code of 1986, as amended, and the regulations and rules promulgated thereunder.

            Common Shares: as defined in Section 1.1(d).

            Common Stock Certificate: as defined in Section 1.1(d).

            Company Actuarial Analysis: as defined in Section 2.16(e).


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            Company Group: collectively, the Target Subsidiaries, all
      Subsidiaries of the Target Subsidiaries, Allied Pickfords LLC (UAE) and A.L. Movers Private Limited, the Canada Assets and the Canada Liabilities.

            Company Intellectual Property: as defined in Section 2.13(b).

            Computer Systems: with respect to any Person, any and all
      (i) computer software programs, (ii) semiconductor chips,
      (iii) microprocessors, (iv) embedded microcontrollers and (v) other hardware or other equipment containing programming instructions of any kind, in each case whether owned or licensed or otherwise held by such Person for use.

            Confidential Buyer Information: as defined in Section 6.3(a).

            Confidential Seller Information: as defined in Section 6.3(b).

            Confidentiality Agreement: as defined in Section 6.3(a).

            Consent: any consent, approval, waiver, certificate, exemption, registration, declaration, filing, report or notice of, with or to any Person, including any Governmental Authority.

            Contract: all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which any member of the Company Group is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified, but expressly excluding the Leases.


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            Designated Target: (i) each of the following Target Subsidiaries
      (unless the Buyer provides written notice to the Seller at least two weeks prior to the Closing that such Target Subsidiary shall not constitute a Designated Target) Pickfords Ltd, A&N Removals Ltd., Arthur Pierre (UK) Ltd., Bullens Ltd, GB Crate Hire Ltd, Hoults Removals Ltd., NFC Moving Services Ltd., Pitt & Scott Ltd, Allied Pickfords Ltd, Pickfords Manhire Ltd., Irish Security Archives Ltd (NI), Moving Services Property Ltd, Irish Security Archives Ltd (Ire), Allied Pickfords Ltd (Ire), and
      (ii) any other Target Subsidiary (other than Allied Van Lines Inc. and its subsidiaries) designated by the Buyer in writing no later than one week prior to the Closing Date and consented to by the Seller (such consent not to be unreasonably withheld).

            Dispute Notice: as defined in Section 1.3(a).

            Environmental Laws: all Laws relating to the protection of the environment, natural resources or human health and safety, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (b) all other legally binding requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other legally binding requirements pertaining to the protection of the health and safety of employees.

            Environmental Permits: all Permits, authorizations, consents, and monies required pursuant to applicable Environmental Laws or relating to the use, generation, management, handling, transport, treatment, disposal, storage or release of Hazardous Materials.


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            ERISA: the Employee Retirement Income Security Act of 1974, as
      amended.

            Excluded Canada Assets: collectively, the assets listed on Section
      12.2 of the Seller Disclosure Letter.

            Excluded Canada Liabilities: any (x) liabilities, obligations or commitments other than the Canada Liabilities of any member of the Selling Group relating to or arising out of the operation of the Moving Business as conducted or located in Canada or the ownership of the Canada Assets prior to the Closing and (y) all liabilities, obligations or commitments relating to Taxes relating to or arising out of the operation of the Moving Business as conducted or located in Canada on or prior to the Closing Date.

            Excluded Software: as defined in Section 2.13(b).

            Exercise Period: as defined in Section 4.9(b).

            Financing Letters: as defined in Section 3.14.

            FRS: as defined in Section 1.3(a).

            FTC: the United States Federal Trade Commission.

            Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or government or any state or other political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

            Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (b) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identi-


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      fied as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

            HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

            ICTA 1988: the U.K. Income and Corporations Taxes Act 1988.

            Income Tax: any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

            Indebtedness: as applied to any Person, means, without duplication,
      (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument,
      (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with the applicable generally accepted accounting principles, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

            Indemnified Losses: as defined in Section 11.4(b).

            Indemnified Party: as defined in Section 11.4(a).


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            Indemnifying Party: as defined in Section 11.4(a).

            Insurance Companies: TransGuard Insurance Company of America Inc., Claimguard Inc., Vanguard Insurance Agency Inc., TransGuard General Agency Inc. and The Baxendale Insurance Company Ltd.

            Insurance Contracts: as defined in Section 2.16(e).

            Insurance Department Approvals: the Consents required to be made or obtained by any member of the Selling Group or the Company Group or the Buyer and its Subsidiaries in connection with the transactions contemplated hereby and under the Transaction Agreements with the appropriate insurance regulatory Governmental Authority in the jurisdictions of Illinois, Indiana and Ireland.

            Insurance Laws: as defined in Section 2.16(e).

            Insurance Licenses: as defined in Section 2.16(e).

            Insurance Subsidiaries: as defined in Section 2.1(d).

            Insured Claim: as defined in Section 4.13.

            Intellectual Property: United States and foreign trademarks, service marks, trade names, trade dress, domain names and copyrights, including registrations and applications to register or renew the registration of any of the foregoing; United States and foreign letters patent and patent applications; and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, database rights, Software, firmware and Internet Web sites; all intellectual property rights similar to the foregoing; and tangible embodiments of any of the foregoing (in any medium including electronic media).

            June 1999 Financial Statements: as defined in Section 4.10.

            Junior Preferred Stock: as defined in Section 1.1(e).

            Junior Preferred Stock Certificate: as defined in Section 1.1(e).


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            Key Employee: as defined in Section 4.9(b).

            Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

            Leased Real Property: all real property leased, subleased, licensed or otherwise used or occupied pursuant to the Leases.

            Leases: all leases, subleases, licenses and occupancy agreements pursuant to which any member of the Selling Group or the Company Group is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Moving Business.

            Letter Agreements: (i) the letter agreement, dated the date hereof, between the Buyer and the Seller regarding certain fees; (ii) the letter agreement, dated the date hereof, between the Buyer and the Seller regarding certain matters referenced in Section 2.11(a)(ii) of the Seller Disclosure Letter; (iii) the letter agreement, dated the date hereof, between the Buyer and the Seller regarding the Naperville License;
      (iv) the letter agreement, dated the date hereof, between the Buyer and the Seller relating to Transfer Taxes; and (v) the Outsourced Accounting Services Agreement, dated the date hereof, among the Seller, the Buyer and Pickfords Limited.

            Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or


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      refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

            Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, or to the Knowledge of the Seller or the Buyer, as the case may be, inquiry or investigation, of any nature, civil, criminal, regulatory, environmental or otherwise, in law or in equity, or pending or, to the Knowledge of the Seller or the Buyer, as the case may be, threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

            Logistics Business: as defined in Section 4.9(a)(iv).

            Losses: as defined in Section 11.1.

            Management Reports: as defined in Section 2.6(c).

            Marked Materials: as defined in Section 6.2.

            Master Agreement Customers: Middlesex Hospital currently located in London, England and the British Foreign Office.

            Material Adverse Effect: means (a) any event, occurrence, fact or change that, individually or in the aggregate, is or would reasonably be expected to become, within a reasonable period of time, materially adverse to the business, operations, assets, liabilities, or results of operations of the Company Group taken as a whole as existing or conducted by the Selling Group or the Company Group as of the date hereof, or as of the Closing Date, as the case may be (including, any event, occurrence, fact or change resulting from major economic recession, war or other major global turmoil), provided, however, that any adverse change in the U.S. or global financial or capital markets shall not alone constitute a Material Adverse Effect or (b) the material impairment of the ability of the Selling Group or the Company Group to perform their respective obligations hereunder or under any of the Transaction Agreements.


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            Material Contract: as defined in Section 2.12(a).

            Material Consents: as defined in Section 2.16(c).

            Monthly Combining Profit and Loss Statement: as defined in Section 2.6(c).

            Monthly Unaudited Financial Information: as defined in Section 4.4.

            Moving Business: as defined in Section 4.9(a)(ii).

            NA Holding Plan: as defined in Section 3.2(a).

            Naperville Guarantor: NFC p.l.c. (f/k/a National Freight Consortium p.l.c.), and any successor or assignee guarantor which is a member of the Selling Group.

            Naperville Guaranty: that certain guaranty made by the Naperville Guarantor pursuant to the Naperville Lease.

            Naperville Lease: that certain Office lease, dated June 30, 1988, between LaSalle National Bank, not individually but as Trustee under a Trust Agreement dated November 2, 1985, and known as Trust No. 110610, as landlord, and Allied Van Lines, Inc., a Delaware corporation, as tenant, for the premises located at 300 Park Plaza, Naperville, Illinois.

            Naperville Tenant: Allied Van Lines, Inc., a Delaware corporation.

            New Lease Property: means the properties that will be leased, subleased or licensed to or from a member of the Company Group pursuant to the U.K. Property Agreement.

            NFC Letter Agreement: the letter agreement, to be entered into by the Seller and the Buyer on the Closing Date, in the form attached hereto as Exhibit F.

            1993 Act: the U.K. Pension Schemes Act 1993.

            Non-Company Affiliate: any Affiliate of the Seller other than the Company Group.

            Non-Compete Period: as defined in Section 4.10.

            Non-U.S. Plan: any Plan other than (i) a U.S. Plan and (ii) the Seller's Schemes.

            Options: as defined in Section 3.2(a).

            ordinary course of business: the usual, regular and ordinary course of business of the Company Group or the Buying Group, as the case may be, consistent with the past custom and practice thereof.

            Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

            Other Antitrust Approvals: Approvals from Governmental Authorities in Germany and Australia.

            Owned Intellectual Property: as defined in Section 2.13(a).

            Owned Real Property: the real property owned as a freehold as opposed to a leasehold by any member of the Company Group, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto, or owned by any member of the Company Group and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

            Owner Operators: independent contractors who drive a truck that is leased exclusively to any member of the Company Group.

            PBGC: as defined in Section 2.20(c).

            Pensions Agreement: the Pensions Agreement and Actuary's Letter for NFC Retirement Plan and Supplementary Pension Scheme, in each case, dated as of the date hereof, attached hereto as Exhibit I.

            Permits: collectively, certificates, permits, licenses, consents, authorizations and other approvals of any Governmental Authority or other Person necessary to conduct the Moving Business of the Company Group as currently conducted (other than Environmental Permits).

            Permitted Liens: (a) Liens reserved against in the Unaudited Balance Sheet to the extent so reserved, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company Group's books in accordance with U.K. GAAP, (c) those Liens that are set forth in Section 2.11 of the Seller Disclosure Letter,
      (d) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Real Property incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect on the Moving Business or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company Group's books in accordance with U.K. GAAP, (e) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority which are not violated by the current use or occupancy of such Real Property or the operation of the Moving Business thereon, or (f) Liens, individually and in the aggregate with all other Permitted Liens that do not and will not materially detract from the value of any of the property or assets of any member of the Company Group, or materially interfere with the use thereof as currently used.

            Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

            Plan: each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by any member of the Selling Group or by any trade or business thereof, whether or not incorporated, for the benefit of any employee, former employee, director or former director of or any member of the Company Group or with respect to which any member of the Company Group has or could reasonably be expected to have any material liability.

            Preferred Stock Certificate: as defined in Section 1.1(e).

            Purchase Notice: as defined in Section 4.9(b).

            Real Property: the Owned Real Property and the Leased Real Property.

            Registration and Participation Agreement: the Registration and Participation Agreement, dated March 30, 1998, between the Buyer and Clayton, Dubilier and Rice Fund V Limited Partnership, as amended.

            Related Persons: any member of the Company Group or any other trade or business, whether or not incorporated, which, together with the Seller or any member of the Company Group, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code.

            Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

            Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials; so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or
      (iii) perform studies, investigations and care related to any such Hazardous Materials.

            Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

            Reserved Litigation: as defined in Section 11.1(a)(iii).

            Restructuring Transactions: (i) any of the transactions described on Annex H , (ii) the settlement of any intercompany accounts of the Selling Group or the Company Group pursuant to Section 4.16 and (iii) any other transaction, agreement, arrangement or understanding (including any hedging arrangement) relating to either clause (i) or (ii).

            Retained Employee: any employee of the Selling Group following the Closing Date.

            Review Period: as defined in Section 1.3(a).

            Rights: as defined in Section 4.6.

            SAP: as defined in Section 2.6(e).

            SAP Statements: as defined in Section 2.6(f).

            Securities Act: the Securities Act of 1933, as amended.

            Seller: as defined in the preamble to this Agreement.

            Seller Accountants: the Seller's independent public accountants, Ernst & Young.

            Seller Acquisition Proposal: any bona fide offer, proposal or other indication of interest from a third party regarding any of the following (other than the transactions provided for in this Agreement involving the Moving Business and other than in connection with any internal restructuring within the Seller's company group): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction of the Seller involving any third party;
      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of (x) any equity securities representing more than 50% of the voting power represented by the Seller's capital stock of the Seller or
      (y) all or substantially all of the assets of the Seller, taken as a whole, in a single transaction or series of related transactions; or
      (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, provided that any proposal to acquire the Logistics Business of the Seller shall not constitute a Seller Acquisition Proposal.

            Seller Disclosure Letter: the disclosure letter, delivered to the Buyer by the Seller, dated September 14, 1999.

            Seller Parties: as defined in Section 6.3(b).

            Seller Representatives: as defined in Section 6.3(b).

            Seller's Financial Advisors: as defined in Section 2.26.

            Seller's Knowledge or to the Knowledge of the Seller: the actual knowledge of David Buth, Kelvin Butler, Chris Denley, Ronan Dunne, Tim Fallowfield, Michael Fergus, David Finch, Robert Lake, Jeremy Letchford, Gerry Murphy, Julian Nicholls, Kevin Pickford, Ian Rogers, Tony Williams and Barry Soloman.

            Seller's Schemes: Collectively, (i) the NFC Retirement Plan (established by a trust deed dated March 31, 1998), (ii) the NFC Supplementary Pension Scheme

      (established by a trust deed dated February 11, 1972) and (iii) the NFC Senior Staff Life Assurance Scheme (established by a trust deed dated August 20, 1975).

            Selling Canada Subsidiary: as defined in the preamble to this Agreement.

            Selling Group: the Seller and its Subsidiaries, other than the Company Group.

            Selling Subsidiaries: as defined in Annex A.

            Seller Information: as defined in Section 6.3(b).

            September 1998 Balance Sheet: the audited combined balance sheet of the Company Group as of September 30, 1998, included in the Audited Financial Statements.

            Software: all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

            Specified Freehold Property: the seven properties which are defined as "Category 2 Freeholds" in the U.K. Property Agreement.

            Stock Subscription Agreements: the stock subscription agreements entered into from time to time between the Buyer and (i) certain members of management of the Buyer and its Subsidiaries, (ii) certain independently owned local moving and storage companies, partnerships or other entities that have entered into agreements with the Buyer or its Subsidiaries to provide sales, warehousing , packing and transportation services and (iii) certain current or former chief executive officers of, and consultants to, other companies in which funds managed by Clayton, Dubilier & Rice, Inc. have had investments, in each case relating to the purchase of shares of Buyer Common Stock.

            Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

            Target Acquisition Proposal: any bona fide offer, proposal or other indication of interest from a third party regarding any of the following (other than the transaction contemplated by this Agreement and other than in connection with any internal restructuring within the Buyer's company group): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Moving Business and any third party; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of (x) any equity securities of the Moving Business or (y) a material portion of the assets of the Moving Business, taken as a whole, in a single transaction or series of related transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            Target Stock: as defined in the preamble to this Agreement.

            Target Subsidiaries: as defined in Annex B.

            Tax: as defined in the Tax Matters Agreement.

            Tax Return: as defined in the Tax Matters Agreement.

            Tax Matters Agreement: the Tax Matters Agreement, dated the date hereof, between the Buyer and the Seller.

            Third Party Proceeding: any action, cause of action, claim, demand, suit, proceeding, citation, summons or subpoena (other than arising from any obligation referred to in Section 5.3) by or before any court, tribunal, arbitrator or other Governmental Authority initiated by any Person other than the Buyer or its Affiliates.

            Transaction Agreements: collectively, the Transfer Documents and the Ancillary Agreements.

            Transfer Documents: as defined in Section 1.2(a).

            Transfer Taxes: any sales, excise, transfer, registration, stamp, duty or other similar tax or fee imposed on any transaction effected pursuant to Section 1.1.

            Transferred Employees: as defined in Section 6.6(c).

            Transition Services Agreement: the Transition Services Agreement to be entered into by the Buyer and the Seller on the Closing Date, in the form attached hereto as Exhibit C.

            Treasury Regulations: as defined in the Tax Matters Agreement.

            Unaudited Balance Sheet: the unaudited combined balance sheet of the Company Group as at March 31, 1999, included in the Unaudited Financial Statements.

            Unaudited Financial Statements: the unaudited consolidated financial statements of the Company Group as at and for the six-month period ended March 31, 1999, including, in each case, a review report from Seller Accountants and combined balance sheets, combined profit and loss accounts, combined statements of total recognized gains and losses, combined cash flow statements and combined statements of changes in NFC Group Investment, and accompanying notes.

            U.K. GAAP: as defined in Section 2.6(a).

            U.K. Property Agreement: the U.K. Property Agreement, dated the date hereof, between NFC U.K. Limited, Exel Logistics Property Limited, National Carriers Limited, Tradeteam Limited and Pickfords Limited.

            U.K. Shares: as defined in the preamble to this Agreement.

            U.S. GAAP: as defined in Section 3.3(a).

            U.S. Plan: any Plan that either (i) is subject to ERISA or (ii) is maintained by any of the Seller's U.S. Subsidiaries.

            Warrant: as defined in Section 1.1(f).

            Year 2000 Compatible: (and variations thereof), with respect to any Computer System, that such Computer System (i) is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates, (ii) is and will be able to operate normally before, during and after calendar year 2000 A.D., including, but not limited to, leap years, and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references (or fails to represent or reference) different centuries or more than one century.

            Y2K Plan: as defined in Section 2.13(g).

                                  ARTICLE XIII

                                  Miscellaneous

      13.1. Expenses. (a) Except as set forth below in this Section 13.1 or as otherwise specifically provided for in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Transaction Agreements and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

      (b) The Selling Group, on the one hand, and the Buying Group and the Company Group, on the other hand, shall each bear 50% of the Transfer Taxes. Each member of the Selling Group, the Buying Group and the Company Group shall cooperate in connection with the payment of, and the filing of any Tax Returns required in connection with, any Transfer Taxes and shall (if requested) provide evidence of payment of any amounts that are claimed to have been paid. The Seller shall cause the Selling Canada Subsidiary, and the Buyer will cause the relevant Buying Subsidiary, to make a joint election under subsection 167(1) of the Excise Tax Act (Canada), and, if applicable, each similar provision of each Canadian provincial sales tax act, so that no Canadian federal goods and services tax and no provincial sales tax shall be payable with respect to the purchase and sale of the Canada Assets pursuant to this Agreement.

      13.2. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid,
(c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram with telephone confirmation to the receiving entity, as follows:

      (i)   if to the Buyer,

            NA Holding Corporation
            c/o North American Van Lines, Inc.
            5001 U.S. Hwy 30 West
            Fort Wayne, Indiana 46801
            Fax:  (219) 429-3135
            Telephone:  (219) 429-2511
            Attention: General Counsel

            with a copy to:

            Debevoise & Plimpton
            875 Third Avenue
            New York, New York  10022
            Fax:  (212) 909-6836
            Telephone: (212) 909-6000
            Attention:  Paul S. Bird

      (ii)  if to the Seller,

            NFC plc
            66 Chiltern Street
            London WIM 2LT
            England
            Fax: (44 171) 224-2381
            Telephone: (44 171) 317-0123
            Attention: Jeremy Letchford

            with copies to:

            Kirkland & Ellis
            Citicorp Center
            153 East 53rd Street
            New York, New York 10022
            Fax: 212-446-4900
            Tel: 212-446-4800
            Attention: Kirk A. Radke

            and

            Ashurst Morris Crisp
            Broadwalk House
            5 Appold Street
            London EC2A 2HA
            Fax: (44-171) 972-7990
            Tel:  (44-171) 972-7710
            Attention: Geoffrey Green

or, in each case, at such other address as may be specified in writing to the other party hereto.

      All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

      13.3. Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND

EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF (OTHER THAN SECTION 5-1411 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Buyer and the Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the Buyer and the Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Pensions Agreement), and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      13.4. Binding Effect; Sale of Logistics Business of the Seller. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The indemnification obligations in this Agreement and in the Tax Matters Agreement shall be binding upon any Person that acquires all or substantially all of the assets of the Logistics Business of the Seller, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and the Seller shall not enter into any agreement for any such transaction that does not so expressly provide.

      13.5. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that the Buyer may assign this Agreement to any Subsidiary of the Buyer, or to any lender to the Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect the Buyer's obligations or liabilities under this Agreement.

      13.6. No Third Party Beneficiaries. Except as provided in Article 11 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

      13.7. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

      13.8. Entire Agreement. This Agreement, the Annexes and Exhibits hereto, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Transaction Agreements (when executed and delivered), the Letter Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      13.9. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

      13.10. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

      13.11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

      13.12. Waiver of Jury Trial. Each of the parties waives any right to a trial by jury with respect to any Litigation which arises out of, or which is related to, the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                NFC plc


                                By  /s/Gerry Murphy
                                    --------------------------------------------
                                    Name: Gerry Murphy
                                    Title: Group Chief Executive


                                NA Holding Corporation


                                By  /s/R. Barry Uber
                                    --------------------------------------------
                                    Name: R. Barry Uber
                                    Title: President and Chief Executive Officer

                                                                         Annex A

                              Selling Subsidiaries

Stock Transactions:     NFC International Holdings (Netherlands II) BV

                        NFC International Holdings (USA) Investment Company

                        NFC Investments (Netherlands) B.V.

Asset Transaction:      NFC Canada Ltd.

                                                                         Annex B

                               Target Subsidiaries

Stock Transactions:

European and Asia Pacific Target Subsidiaries:

                                                                                                        % of
                                                                                                       Capital
       Entity                                                       Jurisdiction                        Stock
       ------                                                       ------------                       -------
       Allied International SA                                      Spain                                 100

       NFC Investments Asia Pacific Pte Ltd.                        Singapore                             100

       Allied Arthur Pierre NV                                      Belgium                               100

       Allied Arthur Pierre SA                                      France                                100

       Allied Arthur Pierre SA                                      Luxembourg                            100

       Pierre Finance (Nederland) Renting BV                        The Netherlands                       100

       NFC International Holdings (Australasia) Pty Ltd             Australia                             100

       The Baxendale Insurance Company Ltd.                         Ireland                                90

       Allied Pickfords BV                                          The Netherlands                       100

       Allied Pickfords Polska SP ZOO                               Poland                                100

       Allied Pickfords KeS Kft                                     Hungary                               100

       Allied Varekamp BV                                           The Netherlands                       100

       Allied Pickfords sro                                         Czech Republic                        100

       Allied Pickfords LLC                                         United Arab Emirates                   49

       Allied Pickfords Ltd.                                        Hong Kong                             100

       A.L. Movers Private Limited                                  India                                  45

Target USA Subsidiary:  Allied Van Lines Inc.                                                             100

Issuance of New Shares:

Target U.K. Subsidiary:  Pickfords Ltd.                   Number of shares to be
                                                     agreed as per the Agreement

                                                                       Annex C-1

                          Transfers of Target Stock(1)

(1) NFC International Holdings (Netherlands II) BV(2) will sell the amount of Target Stock set out below of the Target Subsidiaries set out below to one or more Buying Subsidiaries in exchange for $60.5 million, the Warrant, the Junior Preferred Stock and the Buyer Common Stock:

                                                                                                        % of
                                                                                                       Target
      Entity                                                       Jurisdiction                         Stock
      ------                                                       ------------                        ------
      Allied International SA                                      Spain                                 100

      NFC Investments Asia Pacific Pte Ltd.                        Singapore                             100

      Allied Arthur Pierre NV                                      Belgium                               100

      Allied Arthur Pierre SA                                      France                                100

      Allied Arthur Pierre SA                                      Luxembourg                            100

      Pierre Finance (Nederland) Renting BV                        The Netherlands                       100

      NFC International Holdings (Australasia) Pty Ltd             Australia                             100

      The Baxendale Insurance Company Ltd.                         Ireland                                90

      Allied Pickfords BV                                          The Netherlands                       100

      Allied Pickfords Polska SP ZOO                               Poland                                100

      Allied Pickfords KeS Kft(2)                                  Hungary                               100

      Allied Varekamp BV                                           The Netherlands                       100

      Allied Pickfords sro                                         Czech Republic                        100

      Allied Pickfords LLC                                         United Arab Emirates                   49

      Allied Pickfords Ltd.                                        Hong Kong                             100

      A.L. Movers Private Limited                                  India                                  45

(2) NFC International Holdings (USA) Investment Company will sell the Target Stock of Allied Van Lines Inc. to one or more Buying Subsidiaries for $138 million.

(3) Pickfords Ltd. will issue the U.K. Shares to one or more Buying Subsidiaries for $194 million.

(4) NFC Canada Ltd. will sell the Canada Assets to one or more Buying Subsidiaries for $7.5 million and the assumption of the Canada Liabilities.

                                                                       Annex C-2

                       Subsidiaries of Target Subsidiaries

NFC Investment Asia Pacific Pte Ltd (Singapore)*

      o     Allied Pickfords (S) Pte Ltd (Singapore)
      o     Allied Pickfords (M) Sdn Bhd (Malaysia)

NFC International Holdings (Australasia) Pty Ltd (Australia)*

      o     Allied Pickfords Pty Ltd (Australia)
      o     Trans International Moving & Shipping Pty Ltd (Australia)
      o     NFC Australasia Superannuation Pty Ltd (Australia)*
      o     Downard Pickfords (North Queensland) Pty Ltd (Australia)
      o     NFC New Zealand Ltd (NZ)*
      o     Allied Pickfords Ltd (NZ)
      o     Trans International Moving & Shipping (NZ) 1992 Ltd (NZ)
      o     Imaging Systems (NZ) Ltd (NZ)

Allied Pickfords Ltd (Hong Kong)

      o     Pickfords Worldwide Moving Ltd (HK)
      o     Pickfords Ltd (HK)

Pickfords Ltd (England & Wales)

      o     Pickfords 1999 Limited (E&W)
      o     The Baxendale Insurance Company Ltd (Ire) (10%)
      o     A&N Removals Ltd (E&W)
      o     Arthur Pierre (UK) Ltd (E&W)
      o     Bullens Ltd (E&W)
      o     GB Crate Hire Ltd (E&W)
      o     Hoults Removals Ltd (E&W)
      o     NFC Moving Services Ltd (E&W)*
      o     Pitt & Scott Ltd (E&W)
      o     Allied Pickfords Ltd (E&W)
      o     Pickfords Manhire Ltd (E&W)
      o     Irish Security Archives Ltd (NI)
      o     Moving Services Property Ltd (E&W)
      o     Removedeal Ltd (E&W)
      o     Irish Security Archives Ltd (Ire)
      o     Allied Pickfords Ltd (Ire)

Allied Van Lines Inc. (USA)

      o     Allied International NA Inc. (USA)
      o     A Relocation Solutions Management Company (USA)
      o     AVL Transportation Inc. (USA)
      o     Allied Interstate Transportation Inc. (USA)

                                                                       Annex C-2
                                                                         (Cont.)

      o     Allied Mobility Transportation Inc. (USA)
      o     Allied Universal Transportation Inc. (USA)
      o     Allied Van Lines Inc. of Indiana (USA)
      o     Meridian Mobility Resources Inc. (USA)
      o     Allied Van Lines Terminal Company (USA)
      o     Allied Freight Forwarding Inc. (USA)
      o     Allied Alliance Forwarding Inc. (USA)
      o     Allied Continental Forwarding Inc. (USA)
      o     Allied Domestic Forwarding Inc. (USA)
      o     Allied Intermodal Forwarding Inc. (USA)
      o     Allied Transcontinental Forwarding Inc. (USA)
      o     Allied Transportation Forwarding Inc. (USA)
      o     Trident Transport International Inc. (USA)
      o     TransGuard Insurance Company of America Inc. (USA)
      o     Claimguard Inc. (USA)
      o     Vanguard Insurance Agency Inc. (USA)
      o     TransGuard General Agency Inc. (USA)

                                                                       Annex C-3

               Subsidiaries to be Transferred to NFC International
                          Holdings (Netherlands II) BV

Allied Arthur Pierre NV (Belgium)

Allied Arthur Pierre SA (France)

Allied Arthur Pierre SA (Lux)

Pierre Finance (Nederland) Renting BV

Allied International SA (Spain)

                                                                         Annex D

                          Allocation of Purchase Price

      U.K. Shares                         $194 million

      Canada                              $7.5 million + Canada Liabilities

      European and Asia Pacific
        Target Subsidiaries               $110.5 million

      Allied Van Lines, Inc.              $138 million

                                          $450,000,000 + Canada Liabilities
                                          ============

      Allocation assumes that the Junior Preferred Stock has a value of $24.5 million and that the Buyer Common Stock and the Warrant have an aggregate value of $25.5 million.

      Unless the parties agree that a different adjustment is appropriate, any purchase price adjustment made pursuant to Section 1.3 shall cause a corresponding adjustment to the amount allocated to the European and Asia Pacific Subsidiaries. Except to the extent otherwise provided by law, any payments made pursuant to ARTICLE XI in respect of any member of the Company Group shall cause a corresponding adjustment to the amount allocated to such member pursuant to this Annex D.

                                                                         Annex G

                Pro Forma Statement of Purchase Price Adjustment

As per Closing Balance Sheet:
(in the format of the Audited Financial Statements)

Fixed assets
      Property, plant & equipment (net)                       (pound)
      Investments
      Goodwill

Current assets
      Inventories
      Debtors: Amounts falling due within one year
      Debtors: Amounts falling due after more than one year
      Cash at bank and in hand

Current liabilities
      Creditors: Amounts falling due within one year
      NFC Group balances

Provisions for liabilities and charges

Net Assets

Adjustments to Calculate Controllable Net Assets:

Add creditor (less debtor) NFC Group balances
Add creditor (less debtor) Tax balances

CLOSING CONTROLLABLE NET ASSETS

                                                             ((pound) 92.4)

INCREASE/(REDUCTION) IN PURCHASE PRICE